Exhibit 99.3

Item 8. Financial Statements and Supplemental Data

Index to Financial Statements

Financial Statements:

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets at December 31, 2005 and 2004
Consolidated Statements of Operations for each of the three years in the period ended December 31, 2005
Consolidated Statements of Changes in Shareholders’ Equity for each of the three years in the period ended December 31, 2005
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2005
Notes to Consolidated Financial Statements

Financial Statement Schedules:

For the period ended December 31, 2005:
Schedule II—Valuation and Qualifying Accounts and Reserves
Schedule III—Corporate Tenant Lease Assets and Accumulated Depreciation
Schedule IV—Loans and Other Lending Investments

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Financial statements of eight unconsolidated entities accounted for under the equity method have been omitted because the Company’s proportionate share of the income from continuing operations before income taxes is less than 20% of the respective consolidated amount and the investments in and advances to each company are less than 20% of consolidated total assets.

Report of Independent Registered Public Accounting Firm

To Board of Directors and Shareholders
of iStar Financial Inc.:

We have completed integrated audits of iStar Financial Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedules

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of iStar Financial Inc. and its subsidiaries (collectively, the “Company”) at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedules listed in the accompanying index  present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  These financial statements and financial statement schedules are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO.  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP
New York, New York

March 15, 2006, except with respect to our opinion on the consolidated financial statements insofar as they relate to the effects of the discontinued operations as discussed in Notes 5, 13, 17 and 18, as to which the date is September 13, 2006

iStar Financial Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	As of December 31,
	2005	2004
ASSETS
Loans and other lending investments, net	$4,661,915	$3,938,427
Corporate tenant lease assets, net	3,115,361	2,877,042
Other investments	240,470	82,854
Investments in joint ventures	202,128	5,663
Cash and cash equivalents	115,370	88,422
Restricted cash	28,804	39,568
Accrued interest and operating lease income receivable	32,166	25,633
Deferred operating lease income receivable	76,874	62,092
Deferred expenses and other assets	50,005	100,536
Goodwill	9,203	—
Total assets	$8,532,296	$7,220,237
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$192,522	$140,075
Debt obligations	5,859,592	4,605,674
Total liabilities	6,052,114	4,745,749
Commitments and contingencies	—	—
Minority interest in consolidated entities	33,511	19,246
Shareholders’ equity:
Series D Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 4,000 shares issued and outstanding at December 31, 2005 and 2004	4	4
Series E Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 5,600 shares issued and outstanding at December 31, 2005 and 2004	6	6
Series F Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 4,000 shares issued and outstanding at December 31, 2005 and 2004	4	4
Series G Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 3,200 shares issued and outstanding at December 31, 2005 and 2004	3	3
Series I Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 5,000 shares issued and outstanding at December 31, 2005 and 2004	5	5
High Performance Units	8,797	7,828
Common Stock, $0.001 par value, 200,000 shares authorized, 113,209 and 111,432 shares issued and outstanding at December 31, 2005 and 2004, respectively	113	111
Warrants and options	6,450	6,458
Additional paid-in capital	2,886,434	2,840,062
Retained earnings (deficit)	(442,758)	(349,097)
Accumulated other comprehensive income (losses) (See Note 14)	13,885	(2,086)
Treasury stock (at cost)	(26,272)	(48,056)
Total shareholders’ equity	2,446,671	2,455,242
Total liabilities and shareholders’ equity	$8,532,296	$7,220,237

The accompanying notes are an integral part of the consolidated financial statements.

iStar Financial Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Years Ended December 31,
	2005	2004	2003
Revenue:
Interest income	$406,668	$351,972	$302,915
Operating lease income	305,120	278,262	223,721
Other income	81,440	56,063	38,153
Total revenue	793,228	686,297	564,789
Costs and expenses:
Interest expense	313,053	232,728	194,662
Operating costs—corporate tenant lease assets	22,639	21,645	10,939
Depreciation and amortization	71,512	62,904	49,070
General and administrative	61,229	47,912	38,153
General and administrative—stock-based compensation expense	2,758	109,676	3,633
Provision for loan losses	2,250	9,000	7,500
Loss on early extinguishment of debt	46,004	13,091	—
Total costs and expenses	519,445	496,956	303,957
Income before equity in earnings from joint ventures, minority interest and other items	273,783	189,341	260,832
Equity in earnings (loss) from joint ventures	3,016	2,909	(4,284)
Minority interest in consolidated entities	(980)	(716)	(249)
Income from continuing operations	275,819	191,534	256,299
Income from discontinued operations	5,740	25,538	30,691
Gain from discontinued operations	6,354	43,375	5,167
Net income	287,913	260,447	292,157
Preferred dividend requirements	(42,320)	(51,340)	(36,908)
Net income allocable to common shareholders and HPU holders(1)	$245,593	$209,107	$255,249
Basic earnings per common share(2)	$2.13	$1.87	$2.52
Diluted earnings per common share(3)(4)	$2.11	$1.83	$2.43

Explanatory Notes:

(1)    HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

(2)    For the 12 months ended December 31, 2005, 2004 and 2003, excludes $6,043, $3,314 and $2,066 of net income allocable to HPU holders, respectively.

(3)    For the 12 months ended December 31, 2005, 2004 and 2003, excludes $5,983, $3,265 and $1,994 of net income allocable to HPU holders, respectively.

(4)    For the 12 months ended December 31, 2005, 2004 and 2003, includes $28, $3 and $167 of joint venture income, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

iStar Financial Inc.
Consolidated Statements of Changes in Shareholders’ Equity
(In thousands)

	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Series E Preferred Stock	Series F Preferred Stock	Series G Preferred Stock	Series H Preferred Stock	Series I Preferred Stock
Balance at December 31, 2002	$4	$2	$1	$4	$—	$—	$—	$—	$—
Exercise of options	—	—	—	—	—	—	—	—	—
Net proceeds from preferred offering/exchange	(4)	—	—	—	6	4	3	—	—
Proceeds from equity offering	—	—	—	—	—	—	—	—	—
Dividends declared-preferred	—	—	—	—	—	—	—	—	—
Dividends declared-common	—	—	—	—	—	—	—	—	—
Dividends declared- HPU’s	—	—	—	—	—	—	—	—	—
Restricted stock units granted to employees	—	—	—	—	—	—	—	—	—
Options granted to employees	—	—	—	—	—	—	—	—	—
High performance units sold to employees	—	—	—	—	—	—	—	—	—
Issuance of stock-DRIP/Stock purchase plan	—	—	—	—	—	—	—	—	—
Net income for the period	—	—	—	—	—	—	—	—	—
Change in accumulated other comprehensive income (losses)	—	—	—	—	—	—	—	—	—
Balance at December 31, 2003	$—	$2	$1	$4	$6	$4	$3	$—	$—
Exercise of options and warrants	—	—	—	—	—	—	—	—	—
Net proceeds from preferred offering/exchange	—	—	—	—	—	—	—	3	5
Proceeds from equity offering	—	(2)	(1)	—	—	—	—	(3)	—
Dividends declared-preferred	—	—	—	—	—	—	—	—	—
Dividends declared-common	—	—	—	—	—	—	—	—	—
Dividends declared-HPU’s	—	—	—	—	—	—	—	—	—
Restricted stock units granted to employees	—	—	—	—	—	—	—	—	—
High performance units sold to employees	—	—	—	—	—	—	—	—	—
Issuance of stock-DRIP/Stock purchase plan	—	—	—	—	—	—	—	—	—
Contribution from significant shareholder	—	—	—	—	—	—	—	—	—
Net income for the period	—	—	—	—	—	—	—	—	—
Change in accumulated other comprehensive income (losses)	—	—	—	—	—	—	—	—	—
Balance at December 31, 2004	$—	$—	$—	$4	$6	$4	$3	$—	$5

	HPU’s	Common Stock at Par	Warrants & Options	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Losses)	Treasury Stock	Total
Balance at December 31, 2002	$1,359	$98	$20,322	$2,281,636	$(227,769)	$(2,301)	$(48,056)	$2,025,300
Exercise of options	—	1	373	27,754	—	—	—	28,128
Net proceeds from preferred offering/exchange	—	—	—	87,900	—	—	—	87,909
Proceeds from equity offering	—	5	—	190,931	—	—	—	190,936
Dividends declared-preferred	—	—	—	195	(36,908)	—	—	(36,713)
Dividends declared-common	—	—	—	—	(267,785)	—	—	(267,785)
Dividends declared- HPU’s	—	—	—	—	(2,144)	—	—	(2,144)
Restricted stock units granted to employees	—	—	—	1,339	—	—	—	1,339
Options granted to employees	—	—	—	82	—	—	—	82
High performance units sold to employees	3,772	—	—	—	—	—	—	3,772
Issuance of stock-DRIP/Stock purchase plan	—	3	—	88,935	—	—	—	88,938
Net income for the period	—	—	—	—	292,157	—	—	292,157
Change in accumulated other comprehensive income (losses)	—	—	—	—	—	3,309	—	3,309
Balance at December 31, 2003	$5,131	$107	$20,695	$2,678,772	$(242,449)	$1,008	$(48,056)	$2,415,228
Exercise of options and warrants	—	4	(14,237)	41,501	—	—	—	27,268
Net proceeds from preferred offering/exchange	—	—	—	202,743	—	—	—	202,751
Proceeds from equity offering	—	—	—	(155,959)	—	—	—	(155,965)
Dividends declared-preferred	—	—	—	—	(51,340)	—	—	(51,340)
Dividends declared-common	—	—	—	—	(310,744)	—	—	(310,744)
Dividends declared-HPU’s	—	—	—	—	(5,011)	—	—	(5,011)
Restricted stock units granted to employees	—	—	—	53,351	—	—	—	53,351
High performance units sold to employees	2,697	—	—	—	—	—	—	2,697
Issuance of stock-DRIP/Stock purchase plan	—	—	—	17,719	—	—	—	17,719
Contribution from significant shareholder	—	—	—	1,935	—	—	—	1,935
Net income for the period	—	—	—	—	260,447	—	—	260,447
Change in accumulated other comprehensive income (losses)	—	—	—	—	—	(3,094)	—	(3,094)
Balance at December 31, 2004	$7,828	$111	$6,458	$2,840,062	$(349,097)	$(2,086)	$(48,056)	$2,455,242

	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Series E Preferred Stock	Series F Preferred Stock	Series G Preferred Stock	Series H Preferred Stock	Series I Preferred Stock
Balance at December 31, 2004	$—	$—	$—	$4	$6	$4	$3	$—	$5
Exercise of options and warrants	—	—	—	—	—	—	—	—	—
Dividends declared-preferred	—	—	—	—	—	—	—	—	—
Dividends declared-common	—	—	—	—	—	—	—	—	—
Dividends declared-HPU’s	—	—	—	—	—	—	—	—	—
Restricted stock units granted to employees	—	—	—	—	—	—	—	—	—
Issuance of treasury stock	—	—	—	—	—	—	—	—	—
High performance units sold to employees	—	—	—	—	—	—	—	—	—
Issuance of stock-DRIP/Stock purchase plan	—	—	—	—	—	—	—	—	—
Contribution from significant shareholder	—	—	—	—	—	—	—	—	—
Net income for the period	—	—	—	—	—	—	—	—	—
Change in accumulated other comprehensive income (losses)	—	—	—	—	—	—	—	—	—
Balance at December 31, 2005	$—	$—	$—	$4	$6	$4	$3	$—	$5

	HPU’s	Common Stock at Par	Warrants & Options	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Losses)	Treasury Stock	Total
Balance at December 31, 2004	$7,828	$111	$6,458	$2,840,062	$(349,097)	$(2,086)	$(48,056)	$2,455,242
Exercise of options and warrants	—	1	(8)	1,762	—	—	—	1,755
Dividends declared-preferred	—	—	—	—	(42,320)	—	—	(42,320)
Dividends declared-common	—	—	—	—	(330,998)	—	—	(330,998)
Dividends declared-HPU’s	—	—	—	—	(8,256)	—	—	(8,256)
Restricted stock units granted to employees	—	—	—	1,022	—	—	—	1,022
Issuance of treasury stock	—	1	—	26,169	—	—	21,784	47,954
High performance units sold to employees	969	—	—	—	—	—	—	969
Issuance of stock-DRIP/Stock purchase plan	—	—	—	17,419	—	—	—	17,419
Contribution from significant shareholder	—	—	—	—	—	—	—	—
Net income for the period	—	—	—	—	287,913	—	—	287,913
Change in accumulated other comprehensive income (losses)	—	—	—	—	—	15,971	—	15,971
Balance at December 31, 2005	$8,797	$113	$6,450	$2,886,434	$(442,758)	$13,885	$(26,272)	$2,446,671

The accompanying notes are an integral part of the consolidated financial statements.

iStar Financial Inc.
Consolidated Statements of Cash Flows
(In thousands)

	For the Years Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$287,913	$260,447	$292,157
Adjustments to reconcile net income to cash flows from operating activities:
Minority interest in consolidated entities	980	716	249
Non-cash expense for stock-based compensation	3,028	54,403	3,781
Depreciation, depletion and amortization	74,717	62,904	49,070
Depreciation and amortization from discontinued operations	1,558	5,579	7,009
Amortization of deferred financing costs	30,148	30,189	27,180
Amortization of discounts/premiums, deferred interest and costs on lending investments	(67,343)	(59,466)	(54,799)
Discounts, loan fees and deferred interest received	119,477	40,373	36,063
Equity in earnings (loss) from joint ventures	(3,016)	(2,909)	4,284
Distributions from operations of joint ventures	6,672	5,840	2,839
Loss on early extinguishment of debt, net of cash paid	38,503	3,375	—
Deferred operating lease income receivable	(14,855)	(18,075)	(15,366)
Gain from discontinued operations	(6,354)	(43,375)	(5,167)
Provision for loan losses	2,250	9,000	7,500
Change in investments in and advances to joint ventures	—	—	(2,877)
Changes in assets and liabilities:
Changes in accrued interest and operating lease income receivable	(4,651)	(1,018)	(647)
Changes in deferred expenses and other assets	7,046	21,802	(24,279)
Changes in accounts payable, accrued expenses and other liabilities	39,846	(16,219)	7,676
Cash flows from operating activities	515,919	353,566	334,673
Cash flows from investing activities:
New investment originations	(3,140,051)	(2,058,732)	(2,083,137)
Cash paid for acquisition of Falcon Financial	(113,696)	—	—
Add-on fundings under existing loan commitments	(349,200)	(255,321)	(46,164)
Net proceeds from sale of corporate tenant lease assets	36,915	279,575	47,569
Repayments of and principal collections on loans and other lending investments	2,364,293	1,590,812	1,119,579
Net investments in and advances to joint ventures	(152,088)	—	—
Distributions from unconsolidated entities, net of contributions	3,624	—	—
Capital improvements for build-to-suit facilities	(34,441)	—	—
Capital improvement projects on corporate tenant lease assets	(8,982)	(7,124)	(3,487)
Other capital expenditures on corporate tenant lease assets	(12,495)	(14,846)	(5,125)
Cash flows from investing activities	(1,406,121)	(465,636)	(970,765)
Cash flows from financing activities:
Borrowings under secured revolving credit facilities	1,176,000	2,680,416	1,643,552
Repayments under secured revolving credit facilities	(1,254,586)	(3,298,421)	(2,220,715)
Borrowings under unsecured revolving credit facilities	5,182,000	3,945,500	130,000
Repayments under unsecured revolving credit facilities	(4,780,000)	(3,235,500)	—
Borrowings under term loans	60,705	160,181	233,000
Repayments under term loans	(342,627)	(403,231)	(107,723)
Borrowings under unsecured bond offerings	2,056,777	1,032,442	526,966
Repayments under unsecured notes	(47)	(110,000)	—
Borrowings under secured bond offerings	—	—	645,822
Repayments under secured notes	(932,914)	(378,400)	(210,876)
Borrowings under other debt obligations	97,963	—	25,251
Repayments under other debt obligations	—	(10,148)	(7,064)
Contributions from minority interest partners	11,684	3,340	2,522
Changes in restricted cash held in connection with debt obligations	10,764	18,757	(17,454)
Payments for deferred financing costs	(4,530)	(13,131)	(35,609)
Distributions to minority interest partners	(2,599)	(1,054)	(159)
Net proceeds from preferred offering/exchange	—	203,048	87,909
Redemption of preferred stock	—	(165,000)	—
Common dividends paid	(330,998)	(310,744)	(267,785)
Preferred dividends paid	(42,320)	(41,908)	(36,713)
Dividends on HPUs	(8,256)	(5,011)	(2,144)
HPUs issued	969	2,697	3,772
Proceeds from equity offering	—	—	190,936
Contribution from significant shareholder	—	1,935	—
Proceeds from exercise of options and issuance of DRIP/Stock purchase shares	19,165	44,634	116,760
Cash flows from financing activities	917,150	120,402	700,248
Changes in cash and cash equivalents	26,948	8,332	64,156
Cash and cash equivalents at beginning of period	88,422	80,090	15,934
Cash and cash equivalents at end of period	$115,370	$88,422	$80,090
Supplemental disclosure of cash flow information:
Cash paid during the period for interest, net of amount capitalized	$262,283	$191,205	$165,757

The accompanying notes are an integral part of the financial statements.

iStar Financial Inc.
Notes to Consolidated Financial Statements

Note 1—Business and Organization

Business—iStar Financial Inc. (the “Company”) is the leading publicly-traded finance company focused on the commercial real estate industry. The Company primarily provides custom-tailored financing to high-end private and corporate owners of real estate. The Company, which is taxed as a real estate investment trust ("REIT"), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing the highest quality financing to its customers.

The Company’s two primary lines of business are lending and corporate tenant leasing.  The lending business is primarily comprised of senior and mezzanine loans that typically range in size from $20 million to $150 million and have maturities generally ranging from three to ten years. These loans may be either fixed rate (based on the U.S. Treasury rate plus a spread) or variable rate (based on LIBOR plus a spread) and are structured to meet the specific financing needs of the borrowers.  The Company also provides senior and mezzanine capital to corporations engaged in real estate or real estate-related businesses. These financings may be either secured or unsecured, typically range in size from $20 million to $150 million and have maturities generally ranging from five to ten years. As part of the lending business, the Company also acquires whole loans and loan participations which present attractive risk-reward opportunities. Acquired loan positions typically range in size from $20 million to $100 million.

The Company’s corporate tenant leasing business provides capital to corporations and other owners who control facilities leased to single creditworthy customers. The Company’s net leased assets are generally mission-critical headquarters or distribution facilities that are subject to long-term leases with public companies, many of which are rated corporate credits, and many of which provide for most expenses at the facility to be paid by the corporate customer on a triple net lease basis. Corporate tenant lease, or CTL, transactions have initial terms generally ranging from 15 to 20 years and typically range in size from $20 million to $150 million.

The Company’s investment strategy targets specific sectors of the real estate credit markets in which it believes it can deliver the highest quality, flexible financial solutions to its customers, thereby differentiating its financial products from those offered by other capital providers.

The Company has implemented its investment strategy by:

•       Focusing on the origination of large, structured mortgage, corporate and lease financings where customers require flexible financial solutions and “one-call” responsiveness post-closing.

•       Avoiding commodity businesses in which there is significant direct competition from other providers of capital such as conduit lending and investment in commercial or residential mortgage-backed securities.

•       Developing direct relationships with borrowers and corporate customers as opposed to sourcing transactions solely through intermediaries.

•       Adding value beyond simply providing capital by offering borrowers and corporate customers specific lending expertise, flexibility, certainty and continuing relationships beyond the closing of a particular financing transaction.

•       Taking advantage of market anomalies in the real estate financing markets when the Company believes credit is mispriced by other providers of capital, such as the spread between lease yields and the yields on corporate customers' underlying credit obligations.

Organization—The Company began its business in 1993 through private investment funds formed to capitalize on inefficiencies in the real estate finance market. In March 1998, these funds contributed their assets to the Company's predecessor in exchange for a controlling interest in that company.  The Company later acquired its former external advisor in exchange for shares of the Company’s common stock (‘‘Common Stock’’) and converted its organizational form to a Maryland corporation. As part of the conversion to a Maryland corporation, the Company replaced its former dual class common share structure with a single class of Common Stock. The Company’s Common Stock began trading on the New York Stock Exchange on November 4, 1999. Prior to this date, the Company’s common stock was traded on the American Stock Exchange.  Since that time, the Company has grown by originating new lending and leasing transactions, as well as through corporate acquisitions, including the acquisition in 1999 of TriNet Corporate Realty Trust, Inc. (“TriNet”).

Note 2—Basis of Presentation

The accompanying audited Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”) for complete financial statements. The Consolidated Financial Statements include the accounts of the Company, its qualified REIT subsidiaries, its majority-owned and controlled partnerships and other entities that are consolidated under the provisions of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” an interpretation of ARB 51 (“FIN 46R”) (see Note 6).

Certain investments in joint ventures or other entities which the Company does not control are accounted for under the equity method (see Note 6). All significant intercompany balances and transactions have been eliminated in consolidation.

Note 3—Summary of Significant Accounting Policies

Loans and other lending investments, net—As described in Note 4, “Loans and Other Lending Investments” includes the following investments: senior mortgages, subordinate mortgages, corporate/partnership loans, other lending investments-loans and other lending investments-securities. Management considers nearly all of its loans and other lending investments to be held-to-maturity, although a small number of investments may be classified as available-for-sale. Items classified as held-to-maturity are reflected at amortized historical cost. Items classified as available-for-sale are reported at fair values with unrealized gains and losses included in “Accumulated other comprehensive income (losses)” on the Company’s Consolidated Balance Sheets and are not included in the Company’s net income.

Corporate tenant lease assets and depreciation—CTL assets are generally recorded at cost less accumulated depreciation. Certain improvements and replacements are capitalized when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance items are expensed as incurred. Depreciation is computed using the straight-line method of cost recovery over the shorter of estimated useful lives or 40 years for facilities, five years for furniture and equipment, the shorter of the remaining lease term or expected life for tenant improvements and the remaining useful life of the facility for facility improvements.

CTL assets to be disposed of are reported at the lower of their carrying amount or estimated fair value less costs to sell and are included in “assets held for sale” on the Company’s Consolidated Balance Sheets. The Company also periodically reviews long-lived assets to be held and used for an impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Regarding the Company’s acquisition of facilities, purchase costs are allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of the tangible assets, consisting of land, buildings, building improvements and tenant improvements, are determined as if vacant, that is, at replacement cost. Intangible assets including the above-market or below-market value of leases, the value of in-place leases and the value of customer relationships are recorded at their relative fair values.

Above-market and below-market in-place lease values for owned CTL assets are recorded based on the present value (using a discount rate reflecting the risks associated with the leases acquired) of the difference between: (1) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition of the facilities; and (2) management’s estimate of fair market lease rates for the facility or equivalent facility, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market (or below-market) lease value is amortized as a reduction of (or, increase to) operating lease income over the remaining non-cancelable term of each lease plus any renewal periods with fixed rental terms that are considered to be below-market. The Company generally engages in sale/leaseback transactions and typically executes leases simultaneously with the purchase of the CTL asset at market-rate rents. Because of this, no above-market or below-market lease value is ascribed to these transactions.

The total amount of other intangible assets are allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each customer’s lease and the Company’s overall relationship with each customer. Characteristics to be considered in allocating these values include the nature and extent of the existing relationship with the customer, prospects for developing new business with the customer, the customer’s credit quality and the expectation of lease renewals among other factors. Factors considered by management’s analysis include the estimated carrying costs of the facility during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Management also considers information obtained about a property in connection with its pre-acquisition due diligence. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost operating lease income at market rates during the hypothetical expected lease-up periods, based on management’s assessment of specific market conditions. Management estimates costs to execute leases including commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of the facility. Management’s estimates are used to determine these values. These intangible assets are included in “Other investments” on the Company’s Consolidated Balance Sheets (see Note 7).

The value of above-market or below-market in-place leases are amortized as a reduction of (or, increase to) operating lease income over the remaining initial term of each lease.  The value of customer relationship intangibles are amortized to expense over the initial and renewal terms of the leases, but no amortization period for intangible assets will exceed the remaining depreciable life of the building. In the event that a customer terminates its lease, the unamortized portion of each intangible, including market rate adjustments, lease origination costs, in-place lease values and customer relationship values, would be charged to expense.

Timber and timberlands—Timber and timberlands, including logging roads, are stated at cost less accumulated depletion for timber previously harvested and accumulated road amortization.  The Company capitalizes timber and timberland purchases and reforestation costs and other costs associated with the planting and growing of timber, such as site preparation, growing or purchases of seedlings, planting, silviculture, herbicide application and the thinning of tree stands to improve growth.  The cost of timber and timberlands typically is allocated between the timber and the land acquired, based on estimated relative fair values.

Timber carrying costs, such as real estate taxes, insect and wildlife control and timberland management fees, are expensed as incurred.  Net carrying value of the timber and timberlands is used to compute the gain or loss in connection with timberland sales.  Timber and timberlands are included in “Other investments” on the Company’s Consolidated Balance Sheets (see Note 7).

Capitalized interest—The Company capitalizes interest costs incurred during the construction periods for qualified build-to-suit projects for corporate tenants, including investments in joint ventures accounted for under the equity method.  Capitalized interest was approximately $788,000 for the 12 months ended December 31, 2005 and no interest was capitalized during 2004.

Cash and cash equivalents—Cash and cash equivalents include cash held in banks or invested in money market funds with original maturity terms of less than 90 days.

Restricted cash—Restricted cash represents amounts required to be maintained in escrow under certain of the Company’s debt obligations, leasing and derivative transactions.

Non-cash activity—During 2005, in relation to the acquisition of a significant minority interest in Oak Hill (as defined and discussed in further detail in Note 6), the Company issued 1,164,310 shares of Common Stock.

Variable interest entities—In accordance with FIN 46R, the Company identifies entities for which control is achieved through means other than through voting rights (a “variable interest entity” or “VIE”), and determines when and which business enterprise, if any, should consolidate the VIE.  In addition, the Company discloses information pertaining to such entities wherein the Company is the primary beneficiary or other entities wherein the Company has a significant variable interest.

Identified intangible assets and goodwill—Upon the acquisition of a business, the Company records intangible assets acquired at their estimated fair value separate and apart from goodwill.  The Company amortizes identified intangible assets that are determined to have finite lives based on the period over which the assets are expected to contribute directly or indirectly to the future cash flows of the business acquired.  Intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable or its carrying amount exceeds its estimated fair value.

The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed is recorded as goodwill.  Goodwill is not amortized but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired.  The impairment test is done at a level of reporting referred to as a reporting unit.  If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value.

Fair values for goodwill and other intangible assets are determined based on discounted cash flows or appraised values, as appropriate.

During the first quarter 2005, the Company acquired Falcon Financial Investment Trust (“Falcon Financial”) in a business combination and identified intangible assets of approximately $2.0 million and goodwill for $7.7 million (see Note 4 for further discussion). These identified intangible assets are included in “Deferred expenses and other assets” on the Company’s Consolidated Balance Sheets.

Revenue recognition—The Company’s revenue recognition policies are as follows:

Loans and other lending investments:   Management considers nearly all of its loans and other lending investments to be held-to-maturity, although a small number of investments may be classified as available-for-sale. The Company reflects held-to-maturity investments at historical cost adjusted for allowance for loan losses, unamortized acquisition premiums or discounts and unamortized deferred loan fees.

Unrealized gains and losses on available-for-sale investments are included in “Accumulated other comprehensive income (losses)” on the Company’s Consolidated Balance Sheets and are not included in the Company’s net income. On occasion, the Company may acquire loans at generally small premiums or discounts based on the credit characteristics of such loans. These premiums or discounts are recognized as yield adjustments over the lives of the related loans. Loan origination or exit fees, as well as direct loan origination costs, are also deferred and recognized over the lives of the related loans as a yield adjustment. If loans with premiums, discounts, loan origination or exit fees are prepaid, the Company immediately recognizes the unamortized portion as a decrease or increase in the prepayment gain or loss which is included in “Other income” in the Company’s Consolidated Statements of Operations. Interest income is recognized using the effective interest method applied on a loan-by-loan basis.

A small number of the Company’s loans provide for accrual of interest at specified rates that differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to management’s determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the borrower.

Prepayment penalties or yield maintenance payments from borrowers are recognized as additional income when received. Certain of the Company’s loan investments provide for additional interest based on the borrower’s operating cash flow or appreciation of the underlying collateral. Such amounts are considered contingent interest and are reflected as income only upon certainty of collection.

Leasing investments:   Operating lease revenue is recognized on the straight-line method of accounting from the later of the date of the origination of the lease or the date of acquisition of the facility subject to existing leases. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as “Deferred operating lease income receivable” on the Company’s Consolidated Balance Sheets.

Reserve for loan losses—The Company’s accounting policies require that an allowance for estimated loan losses be maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for loan losses. In establishing loan loss reserves, management periodically evaluates and analyzes the Company’s assets, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors. Specific valuation allowances are established for impaired loans in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral less disposition costs on an individual loan basis. Management considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the loan agreement on a timely basis. Management carries these impaired loans at the fair value of the loans’ underlying collateral less estimated disposition costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan; however, these loans are placed on non-accrual status at such time as: (1) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; (2) the loans become 90 days delinquent; (3) the loan has a maturity default; or (4) the net realizable value of the loan’s underlying collateral approximates the Company’s carrying value of such loan. While on non-accrual status, interest income is recognized only upon actual receipt. Impairment losses are recognized as direct write-downs of the related loan with a corresponding charge to the provision for loan losses. Charge-offs occur when loans, or a portion thereof, are considered uncollectible and of such little value that further pursuit of collection is not warranted. Management also provides a loan portfolio reserve based upon its periodic evaluation and analysis of the portfolio, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors.

The Company’s loans are generally collateralized by real estate assets or are corporate lending arrangements to entities with significant real estate holdings. While the underlying real estate assets for the corporate lending instruments may not serve as collateral for the Company’s investments in all cases, the Company evaluates the underlying real estate assets when estimating loan loss exposure because the Company’s loans generally have restrictions as to how much senior and/or secured debt the customer may borrow ahead of the Company’s position.

Allowance for doubtful accounts—The Company’s accounting policies require a reserve on the Company’s accrued operating lease income receivable balances and on the deferred operating lease income receivable balances. The reserve covers asset specific problems (e.g., bankruptcy) as they arise, as well as a portfolio reserve based on management’s evaluation of the credit risks associated with these receivables.

Derivative instruments and hedging activity—In accordance with Statement of Financial Accounting Standards No. 133 (“SFAS No. 133”), “Accounting for Derivative Instruments and Hedging Activities” as amended by Statement of Financial Accounting Standards No. 137 “Accounting for Derivative Instruments and Hedging Activity—Deferral of the Effective date of FASB 133,” Statement of Financial Accounting Standards No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement 133” and Statement of Financial Accounting Standards No. 149 “Amendment of Statement 133 on Derivative Instrument and Hedging Activities,” the Company recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as: (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (2) a hedge of the exposure to variable cash flows of a forecasted transaction; or (3) in certain circumstances, a hedge of a foreign currency exposure.

Stock-based compensation—During the third quarter of 2002, with retroactive application to the beginning of the year, the Company adopted the fair-value method of accounting for options issued to employees or directors. Accordingly, the Company recognizes a charge equal to the fair value of these options at the date of grant multiplied by the number of options issued. This charge is amortized over the related remaining vesting terms to individuals as additional compensation.

For restricted stock awards, the Company measures compensation costs as of the date of grant and expenses such amounts against earnings, either at the grant date (if no vesting period exists) or ratably over the respective vesting/service period.

Impairment or disposal of long-lived assets—In accordance with the Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets” the Company presents current operations prior to the disposition of CTL assets and prior period results of such operations in discontinued operations in the Company’s Consolidated Statements of Operations.

Depletion—Depletion relates to the Company’s investment in timberland assets. Assumptions and estimates are used in the recording of depletion. With the help of foresters and industry-standard computer software, merchantable standing timber inventory is estimated annually. An annual depletion rate for each timberland investment is established by dividing book cost of timber by standing merchantable inventory. Changes in the assumptions and/or estimations used in these calculations may affect the Company’s results, in particular depletion costs. Factors that can impact timber volume include weather changes, losses due to natural causes, differences in actual versus estimated growth rates and changes in the age when timber is considered merchantable.

Income taxes—The Company is subject to federal income taxation at corporate rates on its “REIT taxable income;” however, the Company is allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation at the shareholder level only. In addition, the Company is allowed several other deductions in computing its “REIT taxable income,” including non-cash items such as depreciation expense. These deductions allow the Company to shelter a portion of its operating cash flow from its dividend payout requirement under federal tax laws. The Company intends to operate in a manner consistent with and to elect to be treated as a REIT for tax purposes.

The Company can participate in certain activities from which it was previously precluded in order to maintain its qualification as a REIT as long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Code, subject to certain limitations. As such, the Company, through its taxable REIT subsidiaries, is engaged in various real estate related opportunities, including: (i) servicing certain loan portfolios owned by third parties through iStar Asset Services, Inc.; (ii) servicing securitized loans acquired in the acquisition of Falcon Financial through Falcon Financial II, Inc. (“Falcon”); (iii) certain activities related to the purchase and sale of timber and timberlands through TimberStar TRS, Inc. and TimberStar TRS II, Inc. (collectively, “TimberStar TRS”); and (iv) managing corporate credit-oriented investment strategies through three taxable REIT subsidiaries, iStar Alpha TRS, Inc., iStar Alpha LLC Holding TRS, Inc. and iStar Alpha. The Company will consider other investments through taxable REIT subsidiaries if suitable opportunities arise. iStar Operating, Falcon, TimberStar TRS and iStar Alpha are not consolidated for federal income tax purposes and are taxed as corporations. For financial reporting purposes, current and deferred taxes are provided for in the portion of earnings recognized by the Company with respect to its interest in iStar Operating, Falcon, TimberStar TRS and iStar Alpha. Such amounts are immaterial. Accordingly, except for the Company’s taxable REIT subsidiaries, no current or deferred federal taxes are provided for in the Consolidated Financial Statements.

Earnings per common share—In accordance with the Statement of Financial Accounting Standards No. 128 (“SFAS No. 128”), “Earnings per Share,” the Company presents both basic and diluted earnings per share (“EPS”). Basic earnings per share (“Basic EPS”) is computed by dividing net income allocable to common shareholders by the weighted average number of shares outstanding for the period. Diluted earnings per share (“Diluted EPS”) reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower earnings per share amount.

Reclassifications—Certain prior year amounts have been reclassified in the Consolidated Financial Statements and the related notes to conform to the 2005 presentation.

Use of estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

New accounting standards

In March 2005, the FASB released Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.”  FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), as a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Thus, the timing and/or method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred—generally upon acquisition, construction, or development and/or through the normal operation of the asset. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. SFAS No. 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.  The Company adopted FIN 47 during 2005 and it did not have a significant impact on the Company’s Consolidated Financial Statements.

In December 2004, the FASB released Statement of Financial Accounting Standards No. 153 (“SFAS No. 153”), “Accounting for Non-monetary Transactions.”  SFAS No. 153 requires non-monetary exchanges to be accounted for at fair value, recognizing any gain or loss, if the transactions meet a commercial-substance criterion and fair value is determinable. SFAS No. 153 is effective for nonmonetary transactions occurring in fiscal years beginning after June 15, 2005. The Company does not expect that the implementation of this standard will have a significant impact on the Company’s Consolidated Financial Statements.

In June 2005, the Emerging Issues Task Force reached a consensus on EITF 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” EITF 04-5 states that a sole general partner is presumed to control a limited partnership (or similar entity) and should consolidate the limited partnership unless one of the following two conditions exist: (1) the limited partners possess substantive kick-out rights, or (2) the limited partners possess substantive participating rights. A kick-out right is defined as the substantive ability to remove the sole general partner without cause or otherwise dissolve (liquidate) the limited partnership. Substantive participating rights are when the limited partners have the substantive right to participate in certain financial and operating decisions of the limited partnership that are made in the ordinary course of business. The consensus guidance in EITF 04-5 is effective for all agreements entered into or modified after June 29, 2005. For all pre-existing agreements that are not modified, the consensus is effective as of the beginning of the first fiscal reporting period beginning after December 15, 2005. The Company does not expect that the implementation of this standard will have a significant impact on the Company’s Consolidated Financial Statements.

In December 2004, the FASB released Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), “Share-Based Payment.” This standard requires issuers to measure the cost of equity-based service awards based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the requisite service period (typically the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The Company will initially measure the cost of liability-based service awards based on their current fair value. The fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. Companies can comply with FASB No. 123R using one of three transition methods: (1) the modified prospective method; (2) the modified retrospective method; or (3) a variation of the modified retrospective method. The provisions of this statement are effective for annual periods beginning after June 15, 2005. The Company adopted the fair-value method in the third quarter 2002 (retroactive to the beginning of the year) and applied the prospective method of SFAS No. 148 which allowed the Company to expense the options granted in that year. The Company will adopt SFAS No. 123R as of January 1, 2006, and is still evaluating the financial impact on the Company’s Consolidated Financial Statements.

Note 4—Loans and Other Lending Investments

The following is a summary description of the Company’s loans and other lending investments ($ in thousands)(1):

		# of	Principal	Carrying Value as of		Effective	Contractual Interest	Contractual Interest
Type of Investment	Underlying Property Type	Borrowers In Class	Balances Outstanding	December 31, 2005	December 31, 2004	Maturity Dates	Payment Rates(2)	Accrual Rates(2)	Principal Amortization		Participation Features
Senior Mortgages	Office/ Residential/ Retail/ Industrial, R&D/ Mixed Use/ Hotel/ Entertainment, Leisure/ Other	91	$3,187,011	$3,149,767	$2,334,662	2006 to 2026	Fixed: 7.03% to 20.00% Variable: LIBOR + 2.50% to LIBOR + 7.00%	Fixed: 7.03% to 20.00% Variable: LIBOR + 2.50% to LIBOR + 7.00%	Yes	(3)	Yes	(4)
Subordinate Mortgages	Office/ Residential/ Retail/ Mixed Use/Hotel/ Entertainment, Leisure/Other	17	417,192	413,853	579,322	2006 to 2025	Fixed: 7.32% to 18.00% Variable: LIBOR + 1.25% to LIBOR + 7.02%	Fixed: 7.32% to 18.00% Variable: LIBOR + 1.25% to LIBOR + 7.02%	Yes	(3)	No
Corporate/ Partnership Loans(5)	Office/Residential/Retail/ Industrial, R&D/ Mixed Use/Hotel/Entertainment, Leisure/Other	29	814,048	797,456	912,756	2006 to 2021	Fixed: 6.00% to 18.00% Variable: LIBOR + 2.50% to LIBOR + 8.25%	Fixed: 7.62% to 18.00% Variable: LIBOR + 2.50% to LIBOR + 8.25%	Yes	(3)	No
Other Lending Investments—Loans	—	—	—	—	4,036	—	—	—	—		—
Other Lending Investments— Securities(6)	Residential/ Retail/ Industrial, R&D/ Entertainment, Leisure/ Other	6	353,081	347,715	150,087	2006 to 2023	Fixed: 6.00% to 8.27% Variable: LIBOR + 0.85% to LIBOR + 5.00%	Fixed: 6.00% to 8.27% Variable: LIBOR + 0.85% to LIBOR + 5.00%	Yes	(3)	No
Gross Carrying Value				$4,708,791	$3,980,863
Reserve for Loan Losses				(46,876)	(42,436)
Total, Net				$4,661,915	$3,938,427

Explanatory Notes:

(1)             Details (other than carrying values) are for loans outstanding as of December 31, 2005.

(2)             Substantially all variable-rate loans are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR on December 31, 2005 was 4.39%. As of December 31, 2005, two loans with a combined carrying value of $27.0 million have a stated accrual rate that exceeds the stated pay rate. Two loans, with an aggregate carrying value of $35.3 million, have been placed on non-accrual status and therefore are considered non-performing loans (see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management) and the Company is only recognizing income based on cash received for interest on the default rate.

(3)             The loans require fixed payments of principal and interest resulting in partial principal amortization over the term of the loan with the remaining principal due at maturity.

(4)             Under some of the loans, the Company may receive additional payments representing additional interest from participation in available cash flow from operations of the underlying real estate collateral.

(5)             Includes two unsecured loans with an aggregate carrying value of $75.0 million as of December 31, 2005.

(6)             Generally consists of term preferred stock or debt interests that are specifically originated or structured to meet customer financing requirements and the Company’s investment criteria. These investments do not typically consist of securities purchased in the open market or as part of broadly-distributed offerings.

During the 12 months ended December 31, 2005 and 2004, respectively, the Company and its affiliated ventures originated or acquired an aggregate of approximately $2.7 billion (excluding the acquisition of Falcon Financial) and $1.6 billion in loans and other lending investments, funded $349.2 million and $255.3 million under existing loan commitments, and received principal repayments of $2.4 billion and $1.6 billion.

As of December 31, 2005, the Company had 38 loans with unfunded commitments. The total unfunded commitment amount was approximately $1.37 billion, of which $38.7 million was discretionary and $1.33 billion was non-discretionary.

The Company has reflected provisions for loan losses of approximately $2.3 million, $9.0 million and $7.5 million in its results of operations during the 12 months ended December 31, 2005, 2004 and 2003, respectively. These provisions represent loan portfolio reserves based on management’s evaluation of general market conditions, the Company’s internal risk management policies and credit risk ratings system, industry loss experience, the likelihood of delinquencies or defaults and the credit quality of the underlying collateral. During the 12 months ended December 31, 2003, the Company took a $3.3 million direct impairment on a $30.4 million partnership loan lowering the book value of the asset to $27.1 million. In August 2003, the borrower stopped making its debt service payments due to insufficient cash flow caused by vacancies at the property. After taking the impairment charge management believes there is adequate collateral to support the book value of the asset as of December 31, 2005.

Changes in the Company’s reserve for loan losses were as follows (in thousands):

Reserve for loan losses, December 31, 2002	$29,250
Additional provision for loan losses	7,500
Impairment on loans	(3,314)
Reserve for loan losses, December 31, 2003	33,436
Additional provision for loan losses	9,000
Reserve for loan losses, December 31, 2004	42,436
Additional provision for loan losses	2,250
Additional provision acquired in acquisition of Falcon Financial	2,190
Reserve for loan losses, December 31, 2005	$46,876

Acquisition of Falcon Financial Investment Trust—On January 20, 2005, the Company signed a definitive agreement to acquire Falcon Financial, an independent finance company dedicated to providing long-term capital to automotive dealers throughout North America. Falcon Financial was a borrower of the Company at the time of signing the definitive agreement. Under the terms of the agreement, the Company commenced a cash tender offer to acquire all of Falcon Financial’s outstanding shares at a price of $7.50 per share for an aggregate equity purchase price of approximately $120.0 million. The offer expired on February 28, 2005, and as of the expiration, approximately 15.6 million common shares of beneficial interest, representing approximately 97.70% of Falcon Financial’s issued and outstanding shares, had been tendered and not withdrawn. On March 3, 2005, the Company completed the merger of Falcon Financial with an acquisition subsidiary of the Company. As a result of the merger, all outstanding shares of Falcon Financial not purchased by the Company in the tender were converted into the right to receive $7.50 per share, without interest and the Company acquired 100.00% ownership of Falcon Financial.

The following is a summary of the effects of this transaction on the Company’s consolidated financial position (in thousands):

Fair value of:
Assets acquired (loans and other lending investments)	$255,503
Acquired intangible assets and goodwill	9,778
Acquired accrued interest and other assets	3,140
iStar line-of-credit to Falcon Financial plus accrued interest	(151,784)
Other liabilities assumed	(2,941)
Net cash paid for Falcon Financial acquisition	$113,696

The purchase of Falcon Financial was accounted for as a business combination, and therefore the Company applied the principles of SFAS No. 141 and Statement of Financial Standards No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets,” to the transaction. There were approximately $2.0 million of intangibles identified in the business combination that will be amortized over two to 21 years. These intangibles are included in “Deferred expenses and other assets” on the Company’s Consolidated Balance Sheets. As of December 31, 2005, the Company had unamortized purchase related intangible assets of approximately $1.8 million related to the Falcon Financial acquisition. In addition, the acquisition resulted in approximately $7.7 million of goodwill. The goodwill was adjusted by approximately $1.5 million subsequent to the acquisition to reflect severance payments to certain individuals and other costs which resulted in an increase of goodwill to $9.2 million. The goodwill is tested annually for impairment as required by SFAS No. 142. The most recent impairment test was performed by the Company during the fourth quarter of 2005 and no impairment was identified. On May 1, 2005, the assets acquired in the Falcon Financial acquisition were merged with AutoStar Realty Operating Partnership, L.P. (see Note 6 for further description of AutoStar Realty Operating Partnership, L.P.).

Note 5—Corporate Tenant Lease Assets

During the 12 months ended December 31, 2005 and 2004, respectively, the Company acquired an aggregate of approximately $282.4 million and $513.0 million (which includes the Company’s acquisition of the remaining interest in its ACRE Simon, LLC joint venture—See Note 6) in CTL assets and disposed of CTL assets for net proceeds of approximately $36.9 million and $279.6 million. In relation to the CTL assets acquired during the 12 months ended December 31, 2005, the Company allocated approximately $4.0 million of purchase costs to intangible assets based on their estimated fair values (see Note 3). As of December 31, 2005 and 2004, the Company had unamortized purchase related intangible assets of approximately $42.5 million and $41.2 million, respectively, and included these in “Other investments” on the Company’s Consolidated Balance Sheets.

The Company’s investments in CTL assets, at cost, were as follows (in thousands):

	December 31, 2005	December 31, 2004
Facilities and improvements	$2,657,306	$2,431,649
Land and land improvements	747,724	672,238
Less: accumulated depreciation	(289,669)	(226,845)
Corporate tenant lease assets, net	$3,115,361	$2,877,042

The Company’s CTL assets are leased to customers with initial term expiration dates from 2006 to 2079. Future operating lease payments under non-cancelable leases, excluding customer reimbursements of expenses, in effect at December 31, 2005, are approximately as follows (in thousands):

Year	Amount
2006	$315,689
2007	301,192
2008	272,882
2009	269,991
2010	264,550
Thereafter	2,404,659

Under certain leases, the Company is entitled to receive additional participating lease payments to the extent gross revenues of the corporate customer exceed a base amount. The Company did not earn any such additional participating lease payments on these leases in the 12 months ended December 31, 2005, 2004 and 2003. In addition, the Company also receives reimbursements from customers for certain facility operating expenses including common area costs, insurance and real estate taxes. Customer expense reimbursements for the 12 months ended December 31, 2005, 2004 and 2003 were approximately $26.9 million, $30.1 million and $26.1 million, respectively, and are included as a reduction of “Operating costs—corporate tenant lease assets” on the Company’s Consolidated Statements of Operations.

The Company is subject to expansion option agreements with three existing customers which could require the Company to fund and to construct up to 171,000 square feet of additional adjacent space on which the Company would receive additional operating lease income under the terms of the option agreements. In addition, upon exercise of such expansion option agreements, the corporate customers would be required to simultaneously extend their existing lease terms for additional periods ranging from six to ten years.

In addition, the Company has $83.7 million of non-discretionary unfunded commitments related to ten CTL investments. These commitments generally fall into two categories: (1) pre-approved capital improvement projects; and (2) new or additional construction costs. Upon funding, the Company would receive additional operating lease income from the customers.

During the 12 months ended December 31, 2005, 2004, and 2003 the Company sold five CTL assets, 22 CTL assets (to six different buyers), and nine CTL assets for net proceeds of approximately $36.9 million, $279.6 million and $47.6 million, and realized gains of approximately $6.4 million, $43.4 million and $5.2 million, respectively.

The results of operations from CTL assets sold or held for sale in the current and prior periods are classified as “Income from discontinued operations” on the Company’s Consolidated Statements of Operations even though such income was actually recognized by the Company prior to the asset sale. Gains from the sale of CTL assets are classified as “Gain from discontinued operations” on the Company’s Consolidated Statements of Operations.

Note 6—Joint Ventures and Minority Interest

Investments in unconsolidated joint ventures—Income or loss generated from the Company’s joint venture investments is included in “Equity in earnings (loss) from joint ventures” on the Company’s Consolidated Statements of Operations.

At December 31, 2005, the Company had a 50% investment in Corporate Technology Centre Associates, LLC (“CTC”), whose external member is Corporate Technology Centre Partners, LLC. This venture was formed for the purpose of operating, acquiring and, in certain cases, developing CTL facilities. At December 31, 2005, the CTC venture held one facility. The Company’s investment in this joint venture at December 31, 2005 was $5.2 million. The joint venture’s carrying value for the one facility owned at December 31, 2005 was $17.6 million. The joint venture had total assets of $19.2 million as of December 31, 2005 and a net loss of $(529,000) for the 12 months ended December 31, 2005. The Company accounts for this investment under the equity method because the Company’s joint venture partner has certain participating rights giving them shared control over the venture.

In addition, the Company has 47.5% investments in Oak Hill Advisors, L.P. and Oak Hill Credit Alpha MGP, a 47.0% investment in OHSF GP Partners II, LLC and a 45.5% investment in Oak Hill Credit Opportunities MGP, LLC (collectively, “Oak Hill”). The Company has determined that all of these entities are VIE’s (see Note 3) and that an external member is the primary beneficiary. As such, the Company accounts for these investments under the equity method. The Company’s carrying value in these ventures at December 31, 2005, was $197.0 million. These ventures engage in investment and asset management services. Upon acquisition of the interests in Oak Hill there was a difference between the Company’s book value of the equity investments and the underlying equity in the net assets of Oak Hill of approximately $199.8 million. Under the provisions of APB 18, “The Equity Method of Accounting for Investments in Common Stock,” the Company allocated this value to identifiable intangible assets of approximately $81.8 million and goodwill of $118.0 million. These intangible assets are amortized based on their determined useful lives through quarterly adjustments to “Equity in earnings (loss) from joint ventures” and “Investments in joint ventures” on the Company’s Consolidated Financial Statements. As of December 31, 2005, the unamortized balance related to intangible assets for these investments was approximately $73.9 million.

On November 23, 2004, the Company acquired the remaining 80.00% share of its joint venture partner’s interest in the ACRE Simon, LLC (“ACRE”) joint venture. The total net purchase price was $40.1 million of which $14.6 million was paid in cash and $25.5 million reflected the assumption of the joint venture partner’s share of the debt of the partnership. The Company now owns 100.00% of this joint venture and therefore, as of November 23, 2004, consolidates it for financial statement purposes.

On September 27, 2004, CTC Associates I L.P., a wholly-owned subsidiary of the Company’s CTC joint venture, sold its interest in five buildings to a third party investor and the mortgage lender accepted the proceeds in full satisfaction of the obligation. This transaction resulted in a net loss of approximately $950,000 allocable to the Company.

On March 31, 2004, the Company began accounting for its 44.7% interest in TriNet Sunnyvale Partners, L.P. (“Sunnyvale”) as a VIE because the limited partners of Sunnyvale have the option to put their interest to the Company for cash; however, the Company may elect to deliver 297,728 shares of Common Stock in lieu of cash. The Company consolidates this partnership for financial statement reporting purposes as it is the primary beneficiary. Prior to its consolidation, the Company accounted for this joint venture under the equity method for financial statement reporting purposes and it was presented in “Investments in joint ventures,” on the Company’s Consolidated Balance Sheets and earnings from the joint venture were included in “Equity in earnings (loss) from joint ventures” in the Company’s Consolidated Statements of Operations.

On March 30, 2004, CTC Associates II L.P., a wholly-owned subsidiary of the Company’s CTC joint venture, conveyed its interest in two buildings and the related property to the mortgage lender in exchange for satisfaction of the entity’s obligations of the related loan. Prior to the conveyance of the buildings, early lease terminations resulted in one-time income allocable to the Company of approximately $3.5 million during the first quarter of 2004.

During 2005, the Company had an investment in iStar Operating, a taxable REIT subsidiary that, through a wholly-owned subsidiary, serviced the Company’s loans and certain loan portfolios owned by third parties. The Company owned all of the non-voting preferred stock and a 95% economic interest in iStar Operating. On December 31, 2005, the Company acquired all the voting common stock in iStar Operating for a nominal amount and simultaneously merged it into an existing taxable REIT subsidiary of the Company.

Prior to July 1, 2003, iStar Operating was accounted for under the equity method for financial statement reporting purposes and was presented in “Investments in and advances to joint ventures and unconsolidated subsidiaries” on the Company’s Consolidated Balance Sheets. As of July 1, 2003, the Company began consolidating this entity as a VIE with no material impact. Prior to its consolidation, the Company charged an allocated portion of its general overhead expenses to iStar Operating based on the number of employees at iStar Operating as a percentage of the Company’s total employees. These general overhead expenses were in addition to the direct general and administrative costs of iStar Operating.

Minority Interest—Income or loss allocable to external partners in consolidated entities is included in “Minority interest in consolidated entities” on the Company’s Consolidated Statements of Operations.

As more fully discussed in Note 7, the Company consolidates the TimberStar Operating Partnership, L.P., created on January 19, 2005, for financial statement purposes and records the minority interest of the external partner in “Minority interest in consolidated entities” on the Company’s Consolidated Balance Sheets.

On June 8, 2004, AutoStar Realty Operating Partnership, L.P. (the “Operating Partnership”) was created to provide real estate financing solutions to automotive dealerships and related automotive businesses. The Operating Partnership is owned 0.50% by AutoStar Realty GP LLC (the “GP”) and 99.50% by AutoStar Investors Partnership LLP (the “LP”). The GP is funded and owned 93.33% by iStar Automotive Investments, LLC, a wholly-owned subsidiary of the Company, and 6.67% by CP AutoStar, LP, an entity owned and controlled by two entities unrelated to the Company. The LP is funded and owned

93.33% by iStar Automotive Investments, LLC and 6.67% by CP AutoStar Co-Investors, LP, an entity controlled by two entities unrelated to the Company. This joint venture qualifies as a VIE and the Company is the primary beneficiary. Therefore, the Company consolidates this partnership for financial statement purposes and records the minority interest of the external partner in “Minority interest in consolidated entities” on the Company’s Consolidated Balance Sheets.

As discussed above, on March 31, 2004, the Company began consolidating the Sunnyvale joint venture  and records the minority interest of the external partner in “Minority interest in consolidated entities” on the Company’s Consolidated Balance Sheets.

On September 29, 2003, the Company acquired a 96% interest in iStar Harborside LLC, an infinite life partnership, with the external partner holding the remaining 4% interest. The Company consolidates this partnership for financial statement purposes and records the minority interest of the external partner in “Minority interest in consolidated entities” on the Company’s Consolidated Balance Sheets.

The Company also holds a 98% interest in TriNet Property Partners, L.P. with the external partners holding the remaining 2% interest. The external partners have the option to convert their partnership interest into cash, however, the Company may elect to deliver 51,736 shares of Common Stock in lieu of cash. The Company consolidates this partnership for financial statement purposes and records the minority interest of the external partner in “Minority interest in consolidated entities” on the Company’s Consolidated Balance Sheets.

Note 7—Other Investments

Other investments consist of the following items (in thousands):

	December 31, 2005	December 31, 2004
Timber and timberlands, net of accumulated depletion	$152,114	$—
CTL intangibles, net of accumulated amortization (see Note 3)	42,530	41,247
Investments—other	39,174	26,208
Marketable securities	4,009	9,494
Prepaid expenses and other receivables	2,643	5,905
Other investments	$240,470	$82,854

On January 19, 2005, TimberStar Operating Partnership, L.P. (“TimberStar”) was created to acquire and manage a diversified portfolio of timberlands. TimberStar is owned 0.50% by TimberStar Investor GP LLC (“TimberStar GP”) and 99.50% by TimberStar Investors Partnership LLP (“TimberStar LP”). TimberStar GP and TimberStar LP are both funded and owned 96% by iStar Timberland Investments LLC, a wholly-owned subsidiary of the Company, and 4% by T-Star Investor Partners, LLC, an entity unrelated to the Company. The Company consolidates this partnership for financial statement purposes and records the minority interest of the external partner in “Minority interest in consolidated entities” on the Company’s Consolidated Balance Sheets. At December 31, 2005, the venture held approximately 337,000 acres of timberland located in the northeast, the majority of which is subject to a long-term supply agreement. The venture’s carrying value of the timber and timberlands at December 31, 2005 was $152.1 million. Net income for the venture is reflected in “Other income” on the Company’s Consolidated Statements of Operations.

Note 8—Other Assets and Other Liabilities

Deferred expenses and other assets consist of the following items (in thousands):

	December 31, 2005	December 31, 2004
Deferred financing fees, net of amortization	$13,731	$63,169
Leasing costs, net of amortization	9,960	9,946
Deposits	185	7,332
Corporate furniture, fixtures and equipment	3,777	3,523
Deferred derivative assets	13,176	3,168
Other assets	9,176	13,398
Deferred expenses and other assets	$50,005	$100,536

Accounts payable, accrued expenses and other liabilities consist of the following items (in thousands):

	December 31, 2005	December 31, 2004
Accrued interest payable	$57,542	$37,709
Security deposits from customers	23,274	22,919
Accrued expenses	27,794	21,317
Unearned operating lease income	20,778	19,776
Deferred derivative liabilities	32,148	14,704
Property taxes payable	4,578	5,415
Other liabilities	26,408	18,235
Accounts payable, accrued expenses and other liabilities	$192,522	$140,075

Note 9—Debt Obligations

As of December 31, 2005 and 2004 the Company has debt obligations under various arrangements with financial institutions as follows (in thousands):

	Maximum	Carrying Value as of		Stated	Scheduled
	Amount Available	December 31, 2005	December 31, 2004	Interest Rates(1)	Maturity Date
Secured revolving credit facilities:
Line of credit	$—	$—	$—	LIBOR + 1.50%—2.05%	March 2005(2)
Line of credit	700,000	—	67,775	LIBOR + 1.40%—2.15%	January 2007(3)
Line of credit	—	—	10,811	LIBOR + 1.50%—2.25%	August 2005(2)
Line of credit	—	—	—	LIBOR + 1.50%—2.25%	September 2005(2)
Unsecured revolving credit facilities:
Line of credit	1,500,000	1,242,000	840,000	LIBOR + 0.875%	April 2008(4)
Total revolving credit facilities	$2,200,000	1,242,000	918,586
Secured term loans:
Secured by CTL asset		—	76,670	6.55%	December 2005(5)
Secured by CTL asset		132,246	136,512	7.44%	April 2009
Secured by CTL asset		—	135,000	LIBOR + 1.75%	October 2008(6)
Secured by CTL assets		145,586	148,600	6.80%—8.80%	Various through 2026
Secured by investments in corporate bonds and commerical mortgage backed securities		67,224	129,446	LIBOR + 0.25%—1.50%	January/August 2006
Secured by CTL asset		59,430	60,180	6.41%	January 2013
Total term loans		404,486	686,408
Debt (discount)/premium		6,658	7,065
Total secured term loans		411,144	693,473
iStar Asset Receivables secured notes:
STARs Series 2002-1:				LIBOR + 0.26%—	June 2004 through
Class A1 through K		—	460,430	1.435%, 6.35%	May 2012(7)
Debt discount		—	(3,734)
STARs Series 2003-1:				LIBOR + 0.25%—	October 2005
Class A1 through K		—	472,484	1.25%, 4.97%—5.56%	through June 2013(7)
Total iStar Asset Receivables secured notes		—	929,180

	Carrying Value as of		Stated	Scheduled
	December 31, 2005	December 31, 2004	Interest Rates(1)	Maturity Date
Unsecured notes:
LIBOR + 0.39% Senior Notes	$400,000	$—	LIBOR + 0.39%	March 2008
LIBOR + 0.55% Senior Notes	225,000	—	LIBOR + 0.55%	March 2009
LIBOR + 1.25% Senior Notes	200,000	200,000	LIBOR + 1.25%	March 2007
4.875% Senior Notes	350,000	350,000	4.875%	January 2009
5.125% Senior Notes	250,000	250,000	5.125%	April 2011
5.15% Senior Notes	700,000	—	5.15%	March 2012
5.375% Senior Notes	250,000	—	5.38%	April 2010
5.70% Senior Notes	367,022	250,000	5.70%	March 2014
5.80% Senior Notes	250,000	—	5.80%	March 2011
6.00% Senior Notes	350,000	350,000	6.00%	December 2010
6.05% Senior Notes	250,000	—	6.05%	April 2015
6.50% Senior Notes	150,000	150,000	6.50%	December 2013
7.00% Senior Notes	185,000	185,000	7.00%	March 2008
7.70% Notes(8)	—	100,000	7.70%	July 2017
7.95% Notes(8)	50,000	50,000	7.95%	May 2006
8.75% Notes	240,000	240,000	8.75%	August 2008
Total unsecured notes	4,217,022	2,125,000
Debt discount	(78,151)	(56,913)
Impact of pay-floating swap agreements (See Note 11)	(30,394)	(3,652)
Total unsecured notes	4,108,477	2,064,435
Other debt obligations(9)	100,000	—	LIBOR + 1.50%	October 2035
Debt discount	(2,029)	—
Total other debt obligations	97,971	—
Total debt obligations	$5,859,592	$4,605,674

Explanatory Notes:

(1)    Most variable-rate debt obligations are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR rate on December 31, 2005 was 4.39%. However, some variable-rate debt obligations are based on 90-day LIBOR and reprice every three months. The 90-day LIBOR rate on December 31, 2005 was 4.54%.

(2)    The $350.0 million secured revolving credit facility matured on August 12, 2005. The $500.0 million secured revolving credit facility matured on September 30, 2005. The $250.0 million secured revolving credit facility matured on March 12, 2005.

(3)    Maturity date reflects a one-year “term-out” extension at the Company’s option.

(4)    Maturity date reflects a one-year extension at the Company’s option. On September 16, 2005, the committment under this facility was increased to $1.5 billion under the accordion feature of the facility.

(5)    On September 1, 2005, the Company repaid this $76.0 million mortgage on 11 CTL investments which was open to prepayment without penalty.

(6)    On October 17, 2005, the Company repaid this $135.0 million mortgage with an original maturity date of October 2008. The Company paid a 0.5% prepayment penalty at the time of prepayment.

(7)    On September 28, 2005, the Company fully repaid the STARs Series 2002-1 and STARs Series 2003-1 Notes which had an aggregate outstanding principal balance of approximately $620.7 million on the date of repayment. The Company incurred one-time cash costs, including prepayment and other fees, of approximately $6.8 million and non-cash charge of approximately $37.5 million to write -off deferred financing fees and expenses.

(8)    These obligations were assumed as part of the acquisition of TriNet. As part of the accounting for the purchase, these fixed-rate obligations were considered to have stated interest rates which were below the then-prevailing market rates at which TriNet could issue new debt obligations and, accordingly, the Company ascribed a market discount to each obligation. Such discounts are amortized as an adjustment to interest expense using the effective interest method over the related term of the obligations. As adjusted, the effective annual interest rates on these obligations were 9.51% and 9.04% for the 7.70% Notes and 7.95% Notes, respectively.

(9)    On September 14, 2005, the Company completed the issuance of $100.0 million in unsecured floating rate trust preferred securities through a newly formed statutory trust, iStar Financial Statutory Trust I, that is a wholly owned subsidiary of the Company. The securities bear interest at a rate of LIBOR + 1.50%. The trust preferred securities are redeemable, at the option of the Company, in whole or in part, with no prepayment premium any time after October 2010.

The Company’s primary source of short-term funds is a $1.50 billion unsecured revolving credit facility. Under the facility the Company is required to meet certain financial covenants. As of December 31, 2005, there is approximately $258.0 million available to draw under the facility. In addition, the Company has one secured revolving credit facility of which availability is based on percentage borrowing base calculations. Certain other debt obligations, including the secured lines of credit, contain covenants. These covenants are both financial and non-financial in nature. Significant financial covenants include limitations on the Company’s ability to incur indebtedness beyond specified levels, and a requirement to maintain specified ratios of unsecured indebtedness compared to unencumbered assets. Significant non-financial covenants include a requirement in its publicly-held debt securities that the Company offer to repurchase those securities at a premium if the Company undergoes a change of control. As of December 31, 2005, the Company believes it is in compliance with all financial and non-financial covenants on its debt obligations.

Capital Markets Activity—During the 12 months ended December 31, 2005, the Company issued $1.45 billion aggregate principal amount of fixed-rate Senior Notes bearing interest at annual rates ranging from 5.15% to 6.05% and maturing between 2010 and 2015, and $625.0 million of variable-rate Senior Notes bearing interest at an annual rates ranging from three-month LIBOR + 0.39% to 0.55% and maturing between 2008 and 2009. The proceeds from these transactions were used to repay outstanding balances on the Company’s revolving credit facilities.

In addition, on September 14, 2005, the Company completed the issuance of $100.0 million in unsecured floating rate trust preferred securities through a newly formed statutory trust, iStar Financial Statutory Trust I, that is a wholly owned subsidiary of the Company. The securities are subordinate to the Company’s senior unsecured debt and bear interest at a rate of LIBOR + 1.50%. The trust preferred securities are redeemable, at the option of the Company, in whole or in part, with no prepayment premium any time after October  2010.

In addition, on March 1, 2005, the Company exchanged its TriNet 7.70% Senior Notes due 2017 for iStar 5.70% Series B Senior Notes due 2014 in accordance with the exchange offer and consent solicitation issued on January 25, 2005. For each $1,000 principal amount of TriNet Notes tendered, holders received approximately $1,171 principal amount of iStar Notes. A total of $117.0 million aggregate principal amount of iStar Notes were issued. The iStar Notes issued in the exchange offer form part of the series of iStar 5.70% Series B Notes due 2014 issued on March 9, 2004. Also, on March 30, 2005, the Company amended certain covenants in the indenture relating to the 7.95% Notes due 2006 as a result of a consent solicitation of the holders of these notes. Following the successful completion of the consent solicitation, the Company merged TriNet into the Company, the Company became the obligor on the Notes and TriNet no longer exists (see Note 1).

During the 12 months ended December 31, 2004, the Company issued $850.0 million aggregate principal amount of fixed-rate Senior Notes bearing interest at annual rates ranging from 4.875% to 5.70% and maturing between 2009 and 2014 and $200.0 million of variable-rate Senior Notes bearing interest at an annual rate of three-month LIBOR + 1.25% and maturing in 2007.

The Company primarily used the proceeds from the issuance of securities described above to repay secured indebtedness as it migrated its balance sheet towards more unsecured debt and to refinance higher yielding obligations.

During the 12 months ended December 31, 2004, the Company redeemed approximately $110.0 million aggregate principal amount of its outstanding 8.75% Senior Notes due 2008 at a price of 108.75% of par. In connection with this redemption, the Company recognized a charge to income of $11.5 million included in “Loss on early extinguishment of debt” on the Company’s Consolidated Statements of Operations.

Unsecured/Secured Credit Facilities Activity—On March 12, 2005, August 12, 2005, and September 30, 2005, three of the Company’s secured revolving credit facilities, with a maximum amount available to draw of $250.0 million, $350.0 million and $500.0 million, respectively, matured.

On April 19, 2004, the Company completed a new $850.0 million unsecured revolving credit facility with 19 banks and financial institutions. The new facility has a three-year initial term with a one-year extension at the Company’s option. The facility bears interest, based upon the Company’s current credit ratings, at a rate of LIBOR + 0.875% and a 17.5 basis point annual facility fee decreased from LIBOR + 1.00% and 25 basis points, respectively, due to an upgrade in the Company’s senior unsecured debt rating to investment grade by S&P. On December 17, 2004, the commitment on this facility was increased to $1.25 billion and the accordion feature was amended to increase the facility to $1.50 billion in the future if necessary. This new facility replaced a $300.0 million unsecured credit facility with a scheduled maturity of July 2004. On September 16, 2005, the commitment on the unsecured facility was increased to $1.50 billion under the accordion feature of the facility.

Other Financing Activity—During the 12 months ended December 31, 2005, the Company repaid a $76.0 million mortgage on 11 CTL investments which was open to prepayment without penalty. The Company also prepaid a $135.0 million mortgage on a CTL asset with a 0.5% prepayment penalty. In addition, the Company fully repaid the STARs Series 2002-1 and STARs Series 2003-1 Notes which had an aggregate outstanding principal balance of approximately $620.7 million on the date of repayment. The STARs Notes were originally issued in 2002 and 2003 by special purpose subsidiaries of the Company for the purpose of match funding the Company’s assets that collateralized the STARs Notes.  For accounting purposes, the issuance of the STARs Notes was treated as a secured on-balance sheet financing. In connection with the redemption of the STARs Notes, no gain on sale was recognized and the Company incurred one-time cash costs, including prepayment and other fees, of approximately $6.8 million and a non-cash charge of approximately $37.5 million to write-off deferred financing fees and expenses. These losses are included in “Loss on early extinguishment of debt” on the Company’s Consolidated Statement of Operations.

During the 12 months ended December 31, 2004, the Company closed $200.0 million of term financing that is secured by certain corporate bond investments and other lending securities. A number of these investments were previously financed under existing credit facilities. The new facility bears interest at LIBOR + 1.05% - 1.50% and has a final maturity date of January 2006. During 2004, the Company also purchased the remaining interest in a joint venture and began consolidating it for accounting purposes, which resulted in approximately $31.8 million of secured term debt to be consolidated on the Company’s Consolidated Balance Sheets. The term loans bear interest at rates of 7.61% to 8.43% and mature between 2005 and 2011. In addition, the Company repaid a total of $314.6 million in term loan financing, $9.8 million of which was part of the joint venture acquisition.

During the 12 months ended December 31, 2003, the Company closed an aggregate of $233.0 million in secured term debt bearing interest at rates ranging from LIBOR + 0.60%-2.125% and maturing between 2003 to 2008. In addition, the Company repaid $125.0 million of term loan financing, $50.0 million of which had been closed during the same year.

During the 12 months ended December 31, 2005, 2004 and 2003 the Company incurred an aggregate net loss on early extinguishment of debt of approximately $46.0 million, $13.1 million, and $0, respectively, as a result of the early retirement of certain debt obligations.

As of December 31, 2005, future expected/scheduled maturities of outstanding long-term debt obligations are as follows (in thousands)(1):

2006	$117,224
2007	202,572
2008	2,067,000
2009	724,613
2010	605,700
Thereafter	2,246,399
Total principal maturities	5,963,508
Net unamortized debt discounts	(73,522)
Impact of pay-floating swap agreements (see Note 11)	(30,394)
Total debt obligations	$5,859,592

Explanatory Note:

(1)             Assumes exercise of extensions to the extent such extensions are at the Company’s option.

Note 10—Shareholders’ Equity

The Company’s charter provides for the issuance of up to 200.0 million shares of Common Stock, par value $0.001 per share, and 30.0 million shares of preferred stock. The Company has 4.0 million shares of 8.00% Series D Cumulative Redeemable Preferred Stock, 5.6 million shares of 7.875% Series E Cumulative Redeemable Preferred Stock, 4.0 million shares of 7.80% Series F Cumulative Redeemable Preferred Stock, 3.2 million shares of 7.65% Series G Cumulative Redeemable Preferred Stock and 5.0 million shares of 7.50% Series I Cumulative Redeemable Preferred Stock. The Series D, E, F, G, and I Cumulative Redeemable Preferred Stock are redeemable without premium at the option of the Company at their respective liquidation preferences beginning on October 8, 2002, July 18, 2008, September 29, 2008, December 19, 2008 and March 1, 2009, respectively.

In April 2005 and May 2005, the Company issued 989,663 and 174,647 of its treasury shares, respectively, as a part of the purchase of the Company’s substantial minority interest in Oak Hill. The shares were issued out of the Company’s treasury stock at a weighted average cost of $18.71 and issued at a price of $41.35 and $40.25 in April 2005 and May 2005, respectively. The difference in the weighted average cost and the issuance price is included in “Additional paid-in capital” on the Company’s Consolidated Balance Sheets.

In February 2004, the Company redeemed 2.0 million outstanding shares of its 9.375% Series B Cumulative Redeemable Preferred Stock and 1.3 million outstanding shares of its 9.20% Series C Cumulative Redeemable Preferred Stock. The redemption price was $25.00 per share, plus accrued and unpaid dividends to the redemption date of $0.46 and $0.45 for the Series B and C Preferred Stock, respectively. In connection with this redemption, the Company recognized a charge to net income allocable to common shareholders and HPU holders of approximately $9.0 million included in “Preferred dividend requirements” on the Company’s Consolidated Statements of Operations.

In February 2004, the Company completed an underwritten public offering of 5.0 million shares of its 7.50% Series I Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning March 1, 2009. The Company used the net proceeds from the offering of $121.0 million to redeem approximately $110.0 million aggregate principal amount of its outstanding 8.75% Senior Notes due 2008 at a price of 108.75% of their principal amount plus accrued interest to the redemption date.

In January 2004, the Company completed a private placement of 3.3 million shares of its Series H Variable Rate Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and redeemable at par at any time from the purchase date through the first four months. The Company specifically used the proceeds from this offering to redeem the Series B and C Cumulative Redeemable Preferred Stock on February 23, 2004. On January 27, 2004, the Company redeemed all Series H Preferred Stock using excess liquidity from its secured credit facilities.

In December 2003, the Company completed an underwritten public offering of 5.0 million primary shares of the Company’s Common Stock. The Company received approximately $191.1 million from the offering and used these proceeds to repay a portion of secured indebtedness.

In December 2003, the Company redeemed 1.6 million shares of the Company’s 9.50% Series A Cumulative Redeemable Preferred Stock, having a liquidation preference of $50.00 per share by exchanging those securities for newly issued 3.2 million shares of 7.65% Series G Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning on December 19, 2008. Immediately following this transaction the Company no longer had any Series A Preferred Stock outstanding. The Company did not receive any cash proceeds from the offering.

In September 2003, the Company completed an underwritten public offering of 4.0 million shares of its 7.80% Series F Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning on September 29, 2008. The Company used the proceeds from the offering to repay a portion of secured indebtedness.

In July 2003, the Company redeemed 2.8 million shares of the Company’s 9.50% Series A Cumulative Redeemable Preferred Stock, having a liquidation preference of $50.00 per share by exchanging those securities for newly issued 5.6 million shares of 7.875% Series E Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning on July 18, 2008. The Company did not receive any cash proceeds from the offering.

On December 15, 1998, the Company issued warrants to acquire 6.1 million shares of Common Stock, as adjusted for dilution, at $34.35 per share. The warrants were exercisable on or after December 15, 1999 at a price of $34.35 per share and expired on December 15, 2005. On April 8, 2004, all 6.1 million warrants were exercised on a net basis and the Company subsequently issued approximately 1.1 million shares.

DRIP/Stock Purchase Plan—The Company maintains a dividend reinvestment and direct stock purchase plan. Under the dividend reinvestment component of the plan, the Company’s shareholders may purchase additional shares of Common Stock without payment of brokerage commissions or service charges by automatically reinvesting all or a portion of their Common Stock cash dividends. Under the direct stock purchase component of the plan, the Company’s shareholders and new investors may purchase shares of Common Stock directly from the Company without payment of brokerage commissions or service charges. All purchases of shares in excess of $10,000 per month pursuant to the direct purchase component are at the Company’s sole discretion. Shares issued under the plan may reflect a discount of up to 3.00% from the prevailing market price of the Company’s Common Stock. The Company is authorized to issue up to 8.0 million shares of Common Stock pursuant to the dividend reinvestment and direct stock purchase plan. During the 12 months ended December 31, 2005 and 2004, the Company issued a total of approximately 433,000 and 427,000 shares of its Common Stock, respectively, through both plans. Net proceeds during the 12 months ended December 31, 2005 and 2004, were approximately $17.4 million and $17.6 million, respectively. There are approximately 2.7 million shares available for issuance under the plan as of December 31, 2005.

Stock Repurchase Program—The Board of Directors approved, and the Company has implemented, a stock repurchase program under which the Company is authorized to repurchase up to 5.0 million shares of its Common Stock from time to time, primarily using proceeds from the disposition of assets or loan repayments and excess cash flow from operations, but also using borrowings under its credit facilities if the Company determines that it is advantageous to do so. As of December 31, 2005, the Company had repurchased a total of approximately 2.3 million shares at an aggregate cost of approximately $40.7 million. The Company has not repurchased any shares under the stock repurchase program since November 2000, however, the Company issued approximately 1.2 million shares of its treasury stock during 2005 (see above).

Note 11—Risk Management and Use of Financial Instruments

Risk management—In the normal course of its on-going business operations, the Company encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing  liabilities mature or reprice at different points in time and potentially at different bases, than its interest-earning assets. Credit risk is the risk of default on the Company’s lending investments that results from a property’s, borrower’s or corporate tenant’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of loans due to changes in interest rates or other market factors, including the rate of prepayments of principal and the value of the collateral underlying loans, the valuation of CTL facilities held by the Company and changes in foreign currency exchange rates.

Use of derivative financial instruments—The Company’s use of derivative financial instruments is primarily limited to the utilization of interest rate agreements or other instruments to manage interest rate risk exposure. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated debt issuances. During 2005, the Company also began using derivative instruments to manage its exposure to foreign exchange rate movements. The counterparties to each of these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company is exposed to credit loss in the event of nonperformance by these counterparties. However, because of their high credit ratings, the Company does not anticipate that any of the counterparties will fail to meet their obligations. The Company does not use derivative instruments to hedge credit/market risk or for speculative purposes.

The Company’s objective in using derivatives is to add stability to interest expense and foreign exchange gains/losses, and to manage its exposure to interest rate movements, foreign exchange rate movements, or other identified risks. To accomplish this objective, the Company primarily uses interest rate swaps as part of its cash flow hedging strategy. Interest rate swaps involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. As of December 31, 2005, such derivatives were used to hedge the variable cash flows associated with $250.0 million of existing variable-rate debt and $650.0 million of forecasted issuances of debt.

Interest rate swaps used as a fair value hedge involve the receipt of fixed-rate amounts in exchange for variable rate payments over the life of the agreement without exchange of the underlying principal amount. At December 31, 2005, such derivatives were used to hedge the change in fair value associated with $1.1 billion of existing fixed-rate debt. As of December 31, 2005, no derivatives were designated as hedges of net investments in foreign operations. Additionally, derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements, foreign exchange rate movements, and other identified risks, but do not meet the strict hedge accounting requirements of SFAS 133.

The following table represents the notional principal amounts of interest rate swaps by class and the corresponding hedged liability positions (in thousands):

	December 31,
	2005	2004
Cash flow hedges
Interest rate swaps	$250,000	$250,000
Forward-starting interest rate swaps	650,000	200,000
Fair value hedges	1,100,000	850,000
Total interest rate swaps	$2,000,000	$1,300,000

The following table presents the maturity, notional, and weighted average interest rates expected to be received or paid on USD interest rate swaps at December 31, 2005 ($ in thousands)(1):

	Floating to Fixed-rate			Fixed to Floating-Rate
Maturity for Years Ending December 31,	Notional Amount	Receive Rate	Pay Rate	Notional Amount	Receive Rate	Pay Rate
2006	$250,000	4.62%	2.86%	$—	—	—
2007	—	—	—	—	—	—
2008	—	—	—	150,000	3.86%	4.88%
2009	—	—	—	350,000	3.69%	4.90%
2010	—	—	—	600,000	4.39%	4.90%
2011 – Thereafter	—	—	—	—	—	—
Total	$250,000	4.62%	2.86%	$1,100,000	4.10%	4.90%

Explanatory Note:

(1)             Excludes forward starting swaps expected to be cash settled on their effective dates and amortized to interest expense through their maturity dates.

The following table presents the Company’s foreign currency derivatives. These derivatives do not use hedge accounting, but are marked to market under SFAS 133 (in thousands):

Derivative Type	Notional Amount	Notional Currency	Notional (USD Equivalent)	Maturity
Sell GBP forward	£16,077	Pound Sterling	$28,133	January 2006
Sell CAD forward	CAD 11,512	Canadian Dollar	9,979	January 2006
Buy EUR forward	€632	Euro	763	March 2006
Cross currency swap	€3,740	Euro	4,555	June 2010
			$43,430

At December 31, 2005, derivatives with a fair value of $13.2 million were included in other assets and derivatives with a fair value of $32.1 million were included in other liabilities.

Credit risk concentrations—Concentrations of credit risks arise when a number of borrowers or customers related to the Company’s investments are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. The Company regularly monitors various segments of its portfolio to assess potential concentrations of credit risks. Management believes the current portfolio is reasonably well diversified and does not contain any unusual concentration of credit risks.

Substantially all of the Company’s CTL assets (including those held by joint ventures) and loans and other lending investments are collateralized by facilities located in the United States, with California (20.5%) representing the only significant concentration (greater than 10.0%) as of December 31, 2005. The Company’s investments also contain significant concentrations in the following asset types as of December 31, 2005: office-CTL (19.7%), industrial (15.9%) and retail (12.8%).

The Company underwrites the credit of prospective borrowers and customers and often requires them to provide some form of credit support such as corporate guarantees, letters of credit and/or cash security deposits. Although the Company’s loans and other lending investments and corporate customer lease assets are geographically diverse and the borrowers and customers operate in a variety of industries, to the extent the Company has a significant concentration of interest or operating lease revenues from any single borrower or customer, the inability of that borrower or customer to make its payment could have an adverse effect on the Company. As of December 31, 2005, the Company’s five largest borrowers or corporate customers collectively accounted for approximately 18.9% of the Company’s aggregate annualized interest and operating lease revenue of which no single customer accounts for more than 5.0%.

Note 12—Stock-Based Compensation Plans and Employee Benefits

The Company’s 1996 Long-Term Incentive Plan (the “Plan”) is designed to provide incentive compensation for officers, other key employees and directors of the Company. The Plan provides for awards of stock options and shares of restricted stock and other performance awards. The maximum number of shares of Common Stock available for awards under the Plan is 9.00% of the outstanding shares of Common Stock, calculated on a fully diluted basis, from time to time, provided that the number of shares of Common Stock reserved for grants of options designated as incentive stock options is 5.0 million, subject to certain antidilution provisions in the Plan.

All awards under the Plan, other than automatic awards to non-employee directors, are at the discretion of the Board of Directors or a committee of the Board of Directors. At December 31, 2005, a total of approximately 10.3 million shares of Common Stock were available for awards under the Plan, of which options to purchase approximately 1.2 million shares of Common Stock were outstanding and approximately 94,000 shares of restricted stock were outstanding. A total of approximately 981,000 shares remain available for awards under the Plan as of December 31, 2005.

Changes in options outstanding during each of the years 2003, 2004 and 2005, are as follows:

	Number of Shares			Weighted
		Non-Employee		Average
	Employees	Directors	Other	Strike Price
Options outstanding, December 31, 2002	3,139,477	468,282	731,993	$18.77
Granted in 2003	15,500	—	—	14.72
Exercised in 2003	(843,624)	(235,746)	(389,594)	18.99
Forfeited in 2003	(2,300)	(13,850)	—	26.14
Transferred in 2003(1)	—	(63,692)	63,692	27.15
Options outstanding, December 31, 2003	2,309,053	154,994	406,091	18.59
Exercised in 2004	(1,316,070)	(36,600)	(98,527)	19.23
Forfeited in 2004	(83,730)	(14,600)	—	17.14
Options outstanding, December 31, 2004	909,253	103,794	307,564	17.99
Exercised in 2005	(58,171)	(6,900)	(23,198)	19.89
Forfeited in 2005	(350)	—	—	18.88
Options outstanding, December 31, 2005	850,732	96,894	284,366	$17.86

Explanatory Note:

(1)             Transfer of shares due to the down-size of Board of Directors on June 2, 2003.

The following table summarizes information concerning outstanding and exercisable options as of December 31, 2005:

		Remaining	Options
Exercise Price	Options Outstanding	Contractual Life	Currently Exercisable
$14.72	483,016	3.13	477,850
$16.88	396,322	4.01	396,322
$17.38	16,667	4.21	16,667
$19.69	188,401	5.00	188,401
$24.94	40,000	5.38	40,000
$26.09	13,800	0.41	13,800
$26.97	2,000	5.45	2,000
$27.00	25,000	5.48	25,000
$28.54	3,396	2.34	3,396
$29.82	58,296	6.41	58,296
$55.39	5,094	3.42	5,094
	1,231,992	3.96	1,226,826

In the third quarter 2002 (with retroactive application to the beginning of the calendar year), the Company adopted the fair value method for accounting for options issued to employees or directors, as allowed under Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” as amended by Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure.” Accordingly, the Company recognizes a charge equal to the fair value of these options at the date of grant multiplied by the number of options issued. This charge is amortized over the related remaining vesting terms to individual employees as additional compensation. There were 15,500 options issued during the year ended December 31, 2003 with a strike price of $14.72.

If the Company’s compensation costs had been determined using the fair value method of accounting for stock options issued under the Plan to employees and directors prescribed by SFAS No. 123 prior to 2002, the Company’s net income for the fiscal years ended December 31, 2005 and 2004 would be unchanged and for 2003, would have been reduced on a pro forma basis by approximately $96,000. This would not have significantly impacted the Company’s earnings per share. The fair value of each significant grant is estimated on the date of grant using the Black-Scholes model. For the above SFAS No. 123 calculation, the following assumptions were used for the Company’s fair value calculations of stock options:

2003
Expected life (in years)	5
Risk-free interest rate	3.13%
Expected volatility	17.64%
Expected dividend yield	9.57%
Weighted average grant date fair value	$5.26

Future charges may be taken to the extent of additional option grants, which are at the discretion of the Board of Directors.

During the year ended December 31, 2005, the Company granted 68,730 restricted stock units to employees that vest proportionately over three years on the anniversary date of the initial grant, of which 64,510 remain outstanding as of December 31, 2005.

During the year ended December 31, 2004, the Company granted 36,205 restricted shares to employees that vest proportionately over three years on the anniversary date of the initial grant, of which 20,291 remain outstanding as of December 31, 2005.

During the year ended December 31, 2003, the Company granted 40,600 restricted shares to employees that vest proportionately over three years on the anniversary date of the initial grant, of which 8,842 remain outstanding as of December 31, 2005.

During the year ended December 31, 2002, the Company granted 199,350 restricted shares to employees. Of these shares, 44,350 vested proportionately over three years on the anniversary date of the initial grant and none remain outstanding as of December 31, 2005. The balance of 155,000 restricted shares granted to several employees vested on March 31, 2004 due to the satisfaction of the following circumstances: (1) the employee remained employed until that date; and (2) the 60-day average closing price of the Company’s Common Stock equaled or exceeded a set floor price as of such date. The market price of the stock was $42.30 on March 31, 2004; therefore, the Company incurred a one-time charge to earnings of approximately $6.7 million (the fair market value of the 155,000 shares at $42.30 per share plus the Company’s share of taxes). During the year ended December 31, 2002, the Company also granted 208,980 restricted shares to its Chief Financial Officer (see detailed information below).

For accounting purposes, the Company measures compensation costs for these shares as of the date of the grant and expenses such amounts against earnings, either at the grant date (if no vesting period exists) or ratably over the respective vesting/service period. Such amounts appear on the Company’s Consolidated Statements of Operations in “General and administrative—stock-based compensation expense.”

During the year ended December 31, 2004, the Company entered into a three-year employment agreement with its President. This initial three-year term, and any subsequent one-year renewal term, will automatically be extended for an additional year, unless earlier terminated by prior notice from the Company or the President. Under the agreement, the President receives an annual base salary of $350,000, subject to an annual review for upward (but not downward) adjustment. Beginning with the fiscal year ending December 31, 2005, he is eligible to receive a target bonus of $650,000, subject to annual review for upward adjustment. In addition, the President purchased a 20% interest in both the Company’s 2005 and 2006 high performance unit program for executive officers and a 25% interest in the Company’s 2007 high performance unit program for executive officers (see High Performance Unit Program discussion below). The President will also have the option to buy 30% and 35% in the Company’s 2008 and 2009 high performance unit program for executive officers, respectively. As of December 31, 2005, the President contributed approximately $288,000, $101,000, and $91,000 to the 2005, 2006 and 2007 high performance unit programs for executive officers, respectively. The President is also entitled to an allocation of 25% of the interests in the Company’s proposed New Business Crossed Incentive Compensation Program, or an alternative plan.

During the year ended December 31, 2002, the Company entered into a three-year employment agreement with its Chief Financial Officer. Under the agreement, the Chief Financial Officer receives an annual base salary of $225,000 and a bonus, which was targeted to be $325,000, both subject to an annual review for upward, and in respect to the bonus, downward adjustment. In addition, the Company granted the Chief Financial Officer 108,980 contingently vested restricted stock awards that vested on December 31, 2005. Dividends were paid on the restricted shares as dividends are paid on shares of the Company’s Common Stock. These dividends were accounted for in a manner consistent with the Company’s Common Stock dividends, as a reduction to retained earnings. For accounting purposes, the Company took a total charge of approximately $3.0 million related to the restricted stock awards, which was amortized over the period from November 6, 2002 through December 31, 2005. This charge is reflected on the Company’s Consolidated Statements of Operations in “General and administrative—stock-based compensation.”

Further, the Company granted the Chief Financial Officer 100,000 restricted shares which became fully-vested on January 31, 2004 as a result of the Company achieving a 53.28% total shareholder rate of return (dividends since November 6, 2002 plus share price appreciation from January 2, 2003). The Company incurred a one-time charge to earnings during the three months ended March 31, 2004 of approximately $4.1 million (the fair market value of the 100,000 shares at $40.02 per share plus the Company’s share of taxes). For accounting purposes, the employment arrangement described above was treated as a contingent, variable plan until January 31, 2004.

On February 11, 2004, the Company entered into a new employment agreement with its Chief Executive Officer which took effect upon the expiration of the old agreement. The new agreement has an initial term of three years and provides for the following compensation:

•       an annual salary of $1.0 million;

•       a potential annual cash incentive award of up to $5.0 million if performance goals set by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer are met; and

•       a one-time award of Common Stock with a value of $10.0 million at March 31, 2004 (based upon the trailing 20-day average closing price of the Common Stock); the award was fully vested when granted and dividends will be paid on the shares from the date of grant, but the shares cannot be sold for five years unless the price of the Common Stock during the 12 months ending March 31 of each year increases by at least 15%, in which case the sale restrictions on 25% of the shares awarded will lapse in respect to each 12-month period. In connection with this award the Company recorded a $10.1 million charge in “General and administrative—stock-based compensation expense” on the Company’s Consolidated Statements of Operations. The Chief Executive Officer notified the Company that subsequent to this award he contributed an equivalent number of shares to a newly established charitable foundation.

In addition, the Chief Executive Officer purchased an 80% and 75% interest in the Company’s 2006 and 2007 high performance unit program for executive officers, respectively (see High Performance Unit Program discussion below). This performance program was approved by the Company’s shareholders in 2003 and is described in detail in the Company’s 2003 and 2004 annual proxy statement. The purchase price of $286,000 and $274,000 for the 2006 and 2007 plan, respectively, was paid by the Chief Executive Officer and was based upon a valuation prepared by an independent investment-banking firm. The interests purchased by the Chief Executive Officer will have no value to him unless the Company achieves total shareholder returns in excess of those achieved by peer group indices, all as more fully described in the Company’s 2003 and 2004 annual proxy statement.

The February 2004 employment agreement with the Company’s Chief Executive Officer replaced a prior employment agreement dated March 30, 2001 that expired at the end of its term. The compensation awarded to the Company’s Chief Executive Officer under this prior agreement included a grant of 2.0 million unvested phantom shares. The phantom shares vested on a contingent basis in installments of 350,000 shares, 650,000 shares, 600,000 shares and 400,000 shares when the average closing price of the Company’s Common Stock achieved performance targets of $25.00, $30.00, $34.00 and $37.00, respectively, which were set at the commencement of the agreement in March 2001. The phantom shares became fully vested at the expiration of the term of the agreement on March 30, 2004. The market price of the Common Stock on March 30, 2004 was $42.40 and the Company incurred a one-time charge to earnings during the three months ended March 31, 2004 of approximately $86.0 million (the fair market value of the 2.0 million shares at $42.40 per share plus the Company’s share of taxes).

Upon the phantom share units becoming fully vested, the Company delivered to the executive 728,552 shares of Common Stock and $53.9 million of cash, the total of which is equal to the fair market value of the 2.0 million shares of Common Stock multiplied by the closing stock price of $42.40 on March 30, 2004. Prior to March 30, 2004, the executive received dividends on shares that were contingently vested and were not forfeited under the terms of the agreement, when the Company declared and paid dividends on its Common Stock. Because no shares had been issued prior to March 30, 2004, dividends received on these phantom shares were reflected as compensation expense by the Company. For accounting purposes, this arrangement was treated as a contingent, variable plan and no additional compensation expense was recognized until the shares became irrevocably vested on March 30, 2004, at which time the Company reflected a charge equal to the fair value of the shares irrevocably vested.

Certain affiliates of Starwood Opportunity Fund IV, LP (“SOFI IV”) and the Company’s Chief Executive Officer previously agreed to reimburse the Company for the value of restricted shares awarded to the former President in excess of 350,000 shares, net of tax benefits realized by the Company or its shareholders on account of compensation expense deductions. The reimbursement obligation arose once the restricted share award became fully vested on September 30, 2002. The Company’s Chief Executive Officer fulfilled his reimbursement obligation through the delivery of shares of the Company’s Common Stock owned by him. As of March 31, 2004, the SOFI IV affiliates fulfilled their obligation through the payment of approximately $2.4 million in cash. These reimbursement payments are reflected as “Additional paid-in capital” on the Company’s Consolidated Balance Sheets, and not as an offset to the charge referenced above.

High Performance Unit Program

In May 2002, the Company’s shareholders approved the iStar Financial High Performance Unit (“HPU”) Program. The program, as more fully described in the Company’s annual proxy statement dated April 8, 2002, is a performance-based employee compensation plan that only has material value to the participants if the Company provides superior returns to its shareholders. The program entitles the employee participants (“HPU holders”) to receive distributions in the nature of Common Stock dividends if the total rate of return on the Company’s Common Stock (share price appreciation plus dividends) exceeds certain performance levels over a specified valuation period.

Four plans within the program completed their valuation periods as of December 31, 2005: the 2002 plan, the 2003 plan, the 2004 plan and the 2005 plan. Each plan has 5,000 shares of High Performance Common Stock associated with it. Each share of High Performance Common Stock carries 0.25 votes per share.

For these plans, the Company’s performance was measured over a one-, two-, or three-year valuation period, ending on December 31, 2002, December 31, 2003 and December 31, 2004 and December 31, 2005, respectively. The end of the valuation period (i.e., the “valuation date”) will be accelerated if there is a change in control of the Company. The High Performance Common Stock has a nominal value unless the total rate of shareholder return for the relevant valuation period exceeds the greater of: (1) 10%, 20%, or 30% for the 2002 plan, the 2003 plan and the 2004 and 2005 plans, respectively; and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the relevant period.

If the total rate of return on the Company’s Common Stock exceeds the threshold performance levels for a particular plan, then distributions will be paid on the shares of High Performance Common Stock related to that plan in the same amounts and at the same times as distributions are paid on a number of shares of the Company’s Common Stock equal to the following: 7% of the Company’s excess total rate of return (over the higher of the two threshold performance levels) multiplied by the weighted average market value of the Company’s common equity capitalization during the measurement period, all as divided by the average closing price of a share of the Company’s Common Stock for the 20 trading days immediately preceding the applicable valuation date.

If the total rate of return on the Company’s Common Stock does not exceed the threshold performance levels for a particular plan, then the shares of High Performance Common Stock related to that plan will have only nominal value. In this event, each of the 5,000 shares will be entitled to dividends equal to 0.01 times the dividend paid on a share of Common Stock, if and when dividends are declared on the Common Stock.

Regardless of how much the Company’s total rate of return exceeds the threshold performance levels, the dilutive impact to the Company’s shareholders resulting from distributions on High Performance Common Stock in each plan is limited to the equivalent of 1% of the average monthly number of fully diluted shares of the Company’s Common Stock outstanding during the valuation period.

The employee participants have purchased their interests in High Performance Common Stock through a limited liability company at purchase prices approved by the Company’s Board of Directors. The Company’s Board of Directors has established the prices of the High Performance Common Stock based upon, among other things, an independent valuation from a major securities firm. The aggregate initial purchase prices were approximately $2.8 million, $1.8 million, $1.4 million and $617,000 for the 2002, 2003, 2004 and 2005 plans, respectively. No HPU holder is permitted to exchange his or her interest in the LLC for shares of High Performance Common Stock prior to the applicable valuation date.

The total shareholder return for the valuation period under the 2002 plan was 21.94%, which exceeded both the fixed performance threshold of 10% and the industry index return of (5.83%). As a result of this superior performance, the participants in the 2002 plan are entitled to receive distributions equivalent to the amount of dividends payable on 819,254 shares of the Company’s Common Stock, as and when such dividends are paid. Such dividend payments began with the first quarter 2003 dividend. The Company will pay dividends on the 2002 plan shares in the same amount per equivalent share and on the same distribution dates that shares of the Company’s Common Stock are paid. The Company has the right, but not the obligation, to repurchase at cost 50.00% of the interests earned by an employee in the 2002 plan if the employee breaches certain non-competition, non-solicitation and confidentiality covenants through January 1, 2005.

The total shareholder return for the valuation period under the 2003 plan was 78.29%, which exceeded the fixed performance threshold of 20% and the industry index return of 24.66%. The plan was fully funded and was limited to 1% of the average monthly number of fully diluted shares of the

Company’s Common Stock during the valuation period. As a result of the Company’s superior performance, the participants in the 2003 plan are entitled to receive distributions equivalent to the amount of dividends payable on 987,149 shares of the Company’s Common Stock, as and when such dividends are paid. Such dividend payments began with the first quarter 2004 dividend. The Company will pay dividends on the 2003 plan shares in the same amount per equivalent share and on the same distribution dates that shares of the Company’s Common Stock are paid.

The total shareholder return for the valuation period under the 2004 plan was 115.47%, which exceeded the fixed performance threshold of 30% and the industry index return of 55.05%. The plan was fully funded and was limited to 1% of the average monthly number of fully diluted shares of the Company’s Common Stock during the valuation period. As a result of the Company’s superior performance, the participants in the 2004 plan are entitled to receive distributions equivalent to the amount of dividends payable on 1,031,875 shares of the Company’s Common Stock, as and when such dividends are paid. Such dividend payments began with the first quarter 2005 dividend. The Company pays dividends on the 2004 plan shares in the same amount per equivalent share and on the same distribution dates that shares of the Company’s Common Stock are paid.

The total shareholder return for the valuation period under the 2005 plan was 63.38%, which exceeded the fixed performance threshold of 30%, but did not exceed the industry index return of 80.80%. As a result, the plan was not funded and on December 31, 2005, the Company redeemed the high performance stock for its fair value and each unit holder received their proportionate share of the nominal fair value of the plan.

A new 2006 plan has been established with a three-year valuation period ending December 31, 2006. Awards under the 2006 plan were approved on January 23, 2004. The 2006 plan had 5,000 shares of High Performance Common Stock with an aggregate initial purchase price of $715,000. As of December 31, 2005 the Company had received a net contribution of $682,000 under this plan. The purchase price of the High Performance Common Stock was established by the Company’s Board of Directors based upon, among other things, an independent valuation from a major securities firm. The provisions of the 2006 plan are substantially the same as the prior plans.

A new 2007 plan has been established with a three-year valuation period ending December 31, 2007. Awards under the 2007 plan were approved in January 2005. The 2007 plan had 5,000 shares of High Performance Common Stock with an aggregate initial purchase price of $643,000. As of December 31, 2005, the Company had received a net contribution of $605,000 under this plan. The purchase price of the High Performance Common Stock was established by the Company’s Board of Directors based upon, among other things, an independent valuation from a major securities firm. The provisions of the 2007 plan are substantially the same as the prior plans.

A new 2008 plan has been established with a three-year valuation period ending December 31, 2008. Awards under the 2008 plan were approved in January 2006. The 2008 plan had 5,000 shares of High Performance Common Stock with an aggregate initial purchase price of $781,000. The purchase price of the High Performance Common Stock was established by the Company’s Board of Directors based upon, among other things, an independent valuation from a major securities firm. The provisions of the 2008 plan are substantially the same as the prior plans.

In addition to these plans, a high performance unit program for executive officers has been established with three-year valuation periods ending December 2005, December 2006, December 2007, December 2008 and December 2009, respectively. The provisions of these plans are substantially the same as the high performance unit programs for employees except that the plans are limited to 0.05% of the average monthly number of fully diluted shares of the Company’s Common Stock during the valuation period.

The total shareholder return for the valuation period under the 2005 high performance unit program for executive officers was 63.38%, which exceeded the fixed performance threshold of 30%, but did not exceed the industry index return of 80.80%. As a result, the plan was not funded and on December 31, 2005, the Company redeemed the high performance stock for its fair value and each unit holder received their proportionate share of the nominal fair value of the plan.

The additional equity from the issuance of the High Performance Common Stock is recorded as a separate class of stock and included within shareholders’ equity on the Company’s Consolidated Balance Sheets. Net income allocable to common shareholders will be reduced by the HPU holders’ share of dividends paid and undistributed earnings, if any.

401(k) Plan

Effective November 4, 1999, the Company implemented a savings and retirement plan (the “401(k) Plan”), which is a voluntary, defined contribution plan. All employees are eligible to participate in the 401(k) Plan following completion of three months of continuous service with the Company. Each participant may contribute on a pretax basis up to the maximum percentage of compensation and dollar amount permissible under Section 402(g) of the Internal Revenue Code not to exceed the limits of Code Sections 401(k), 404 and 415. At the discretion of the Board of Directors, the Company may make matching contributions on the participant’s behalf of up to 50.00% of the first 10.00% of the participant’s annual compensation. The Company made gross contributions of approximately $694,000, $523,000 and $424,000 for the 12 months ended December 31, 2005, 2004 and 2003, respectively.

Note 13—Earnings Per Share

The following table presents a reconciliation of the numerators and denominators of the basic and diluted EPS calculations for the years ended December 31, 2005, 2004 and 2003 (in thousands, except per share data):

	For the Years Ended December 31,
	2005	2004	2003
Numerator:
Income from continuing operations	$275,819	$191,534	$256,299
Preferred dividend requirements	(42,320)	(51,340)	(36,908)
Income allocable to common shareholders and HPU holders before income from discontinued operations and gain from discontinued operations(1)	233,499	140,194	219,391
Income from discontinued operations	5,740	25,538	30,691
Gain from discontinued operations	6,354	43,375	5,167
Net income allocable to common shareholders and HPU holders(1)	$245,593	$209,107	$255,249
Denominator:
Weighted average common shares outstanding for basic earnings per common share	112,513	110,205	100,314
Add: effect of assumed shares issued under treasury stock method for stock options, restricted shares and warrants	764	1,322	1,897
Add: effect of contingent shares	115	639	1,667
Add: effect of joint venture shares	311	298	223
Weighted average common shares outstanding for diluted earnings per common share	113,703	112,464	104,101
Basic earnings per common share:
Income allocable to common shareholders before income from discontinued operations and gain from discontinued operations(2)	$2.02	$1.24	$2.17
Income from discontinued operations	0.05	0.24	0.30
Gain from discontinued operations	0.06	0.39	0.05
Net income allocable to common shareholders(2)	$2.13	$1.87	$2.52
Diluted earnings per common share:
Income allocable to common shareholders before income from discontinued operations and gain from discontinued operations(3)(4)	$2.00	$1.22	$2.09
Income from discontinued operations	0.05	0.22	0.29
Gain from discontinued operations	0.06	0.39	0.05
Net income allocable to common shareholders(3)(4)	$2.11	$1.83	$2.43

Explanatory Notes:

(1)             HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program (see Note 12).

(2)             For the 12 months ended December 31, 2005, 2004 and 2003, excludes $6,043, $3,314, and $2,066 of net income allocable to HPU holders, respectively.

(3)             For the 12 months ended December 31, 2005, 2004 and 2003, excludes $5,983, $3,265, and $1,994 of net income allocable to HPU holders diluted, respectively.

(4)             For the 12 months ended December 31, 2005, 2004 and 2003, includes $28, $3, and $167 of joint venture income, respectively.

For the years ended December 31, 2005, 2004, and 2003 the following shares were antidilutive (in thousands):

	For the Years Ended December 31,
	2005	2004	2003
Stock options	5	5	5
Joint venture shares	39	73	—

Note 14—Comprehensive Income

Statement of Financial Accounting Standards No. 130 (“SFAS No. 130”), “Reporting Comprehensive Income” requires that all components of comprehensive income shall be reported in the financial statements in the period in which they are recognized. Furthermore, a total amount for comprehensive income shall be displayed in the financial statements. Total comprehensive income was $303.9 million, $257.4 million and $295.5 million for the 12 months ended December 31, 2005, 2004 and 2003, respectively. The primary components of comprehensive income, other than net income, consist of amounts attributable to the adoption and continued application of SFAS No. 133 to the Company’s cash flow hedges and changes in the fair value of the Company’s available-for-sale investments. The reconciliation to comprehensive income is as follows (in thousands):

	For the Years Ended December 31,
	2005	2004	2003
Net income	$287,913	$260,447	$292,157
Other comprehensive income:
Reclassification of unrealized gains on securities into earnings upon realization	(2,737)	(6,743)	(12,031)
Reclassification of unrealized losses on qualifying cash flow hedges into earnings upon realization	10,624	6,212	12,601
Unrealized gains on available-for-sale investments	188	2,075	8,103
Unrealized gains/(losses) on cash flow hedges	7,896	(4,638)	(5,364)
Comprehensive income	$303,884	$257,353	$295,466

Unrealized gains/(losses) on available-for-sale investments and cash flow hedges are recorded as adjustments to shareholders’ equity through “Accumulated other comprehensive income (losses)” on the Company’s Consolidated Balance Sheets and are not included in net income unless realized.

As of December 31, 2005 and 2004, accumulated other comprehensive income (losses) reflected in the Company’s shareholders’ equity is comprised of the following (in thousands):

	As of December 31,
	2005	2004
Unrealized gains on available-for-sale investments	$2,145	$4,694
Unrealized gains (losses) on cash flow hedges	11,740	(6,780)
Accumulated other comprehensive income (losses)	$13,885	$(2,086)

Over time, the unrealized gains and losses held in other comprehensive income will be reclassified to earnings in the same period(s) in which the hedged items are recognized in earnings. The current balance held in other comprehensive income is expected to be reclassified to earnings over the lives of the current hedging instruments, or for the realized losses on forecasted debt transactions, over the related term of the debt obligation, as applicable. The Company expects that $2.1 million will be reclassified into earnings as a decrease to interest expense over the next 12 months.

Note 15—Dividends

In order to maintain its election to qualify as a REIT, the Company must currently distribute, at a minimum, an amount equal to 90% of its taxable income and must distribute 100% of its taxable income to avoid paying corporate federal income taxes. The Company anticipates it will distribute all of its taxable income to its shareholders. Because taxable income differs from cash flow from operations due to non-cash revenues and expenses (such as depreciation), in certain circumstances, the Company may generate operating cash flow in excess of its dividends or, alternatively, may be required to borrow to make sufficient dividend payments.

For the year ended December 31, 2005, total dividends declared by the Company aggregated $330 million, or $2.93 per share on Common Stock consisting of quarterly dividends of $0.7325 which were declared on April 1, 2005, July 1, 2005, October 1, 2005 and December 1, 2005. For tax reporting purposes, the 2005 dividends were classified as 65.04% $(1.9055) ordinary income, 12.72% $(0.3727) 15% capital gain, 1.17% $(0.0342) 25% Section 1250 capital gain and 21.08% ($0.6176) return of capital for those shareholders who held shares of the Company for the entire year. The Company also declared and paid dividends aggregating $8.0 million, $11.0 million, $7.8 million, $6.1 million and $9.4 million on its Series D, E, F, G and I preferred stock, respectively, during the 12 months ended December 31, 2005.

In connection with the redemption of the Series H preferred stock on January 27, 2004 the Company paid a dividend of $87,656 representing unpaid dividends of $0.49 per share for the five days the preferred stock was outstanding.

In connection with the redemption of the Series B preferred stock on February 23, 2004 the Company paid a final dividend of $920,000 representing unpaid dividends of $0.46 per share for the 70 days from the prior dividend payment on December 15, 2003. Upon redemption, the Company recognized a charge to net income allocable to common shareholders and HPU holders of $5.5 million included in “Preferred dividend requirements” on the Company’s Consolidated Statements of Operations.

In connection with the redemption of the Series C preferred stock on February 23, 2004 the Company paid a final dividend of $585,000 representing unpaid dividends of $0.45 per share for the 70 days from the prior dividend payment on December 15, 2003. Upon redemption, the Company recognized a charge to net income allocable to common shareholders and HPU holders of $3.5 million included in “Preferred dividend requirements” on the Company’s Consolidated Statements of Operations.

Holders of shares of the Series D preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.00 per share. Dividends are cumulative from the date of original issue and are payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the Series D preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as of the close of business on the first day of the calendar month in which the applicable dividend payment date falls or on another date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than ten days prior to the dividend payment date.

Holders of shares of the Series E preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.875% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.97 per share. The remaining terms relating to dividends of the Series E preferred stock are substantially identical to the terms of the Series D preferred stock described above.

Holders of shares of the Series F preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.80% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.95 per share. The remaining terms relating to dividends of the Series F preferred stock are substantially identical to the terms of the Series D preferred stock described above.

Holders of shares of the Series G preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.65% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.91 per share. The remaining terms relating to dividends of the Series G preferred stock are substantially identical to the terms of the Series D preferred stock described above.

Holders of the Series I preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.50% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.88 per share. The remaining terms relating to dividends of the Series I preferred stock are substantially identical to the terms of the Series D preferred stock described above.

The 2002, 2003 and 2004 High Performance Unit Program reached their valuation dates on December 31, 2002, 2003 and 2004, respectively. Based on the Company’s 2002, 2003 and 2004 total rate of return, the participants are entitled to receive dividends on 819,254 shares, 987,149 shares and 1,031,875 shares, respectively, of the Company’s Common Stock. The Company will pay dividends on these units in the same amount per equivalent share and on the same distribution dates as shares of the Company’s

Common Stock. Such dividend payments for the 2002 plan began with the first quarter 2003 dividend, such dividends for the 2003 plan began with the first quarter 2004 dividend and such dividends for the 2004 plan will begin with the first quarter 2005 dividend. All dividends to HPU holders will reduce net income allocable to common shareholders when paid. Additionally, net income allocable to common shareholders will be reduced by the HPU holders’ share of undistributed earnings, if any.

The exact amount of future quarterly dividends to common shareholders will be determined by the Board of Directors based on the Company’s actual and expected operations for the fiscal year and the Company’s overall liquidity position.

Note 16—Fair Values of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” (“SFAS No. 107”), requires the disclosure of the estimated fair values of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Because no quoted market prices exist for a significant part of the Company’s financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below. The provisions of SFAS No. 107 do not require the disclosure of the fair value of non-financial instruments, including intangible assets or the Company’s CTL assets.

In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the Company as an operating business.

Short-term financial instruments—The carrying values of short-term financial instruments including cash and cash equivalents and short-term investments approximate the fair values of these instruments. These financial instruments generally expose the Company to limited credit risk and have no stated maturities, or have an average maturity of less than 90 days and carry interest rates which approximate market.

Loans and other lending investments—For the Company’s interests in loans and other lending investments, the fair values were estimated by discounting the future contractual cash flows (excluding participation interests in the sale or refinancing proceeds of the underlying collateral) using estimated current market rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

Marketable securities—Securities held for investment, securities available for sale, loans held for sale, trading account instruments, long-term debt and trust preferred securities traded actively in the secondary market have been valued using quoted market prices.

Other financial instruments—The carrying value of other financial instruments including, restricted cash, accrued interest receivable, accounts payable, accrued expenses and other liabilities approximate the fair values of the instruments.

Debt obligations—A portion of the Company’s existing debt obligations bear interest at fixed margins over LIBOR. Such margins may be higher or lower than those at which the Company could currently replace the related financing arrangements. Other obligations of the Company bear interest at fixed rates, which may differ from prevailing market interest rates. As a result, the fair values of the Company’s debt obligations were estimated by discounting current debt balances from December 31, 2005 and 2004 to maturity using estimated current market rates at which the Company could enter into similar financing arrangements.

Interest rate protection agreements—The fair value of interest rate protection agreements such as interest rate caps, floors, collars and swaps used for hedging purposes (see Note 11) is the estimated amount the Company would receive or pay to terminate these agreements at the reporting date, taking into account current interest rates and current creditworthiness of the respective counterparties.

The book and fair values of financial instruments as of December 31, 2005 and 2004 were (in thousands):

	2005		2004
	Book Value	Fair Value	Book Value	Fair Value
Financial assets:
Loans and other lending investments	$4,708,791	$5,172,990	$3,980,863	$4,267,568
Marketable securities	4,009	4,009	9,494	9,494
Reserve for loan losses	(46,876)	(46,876)	(42,436)	(42,436)
Financial liabilities:
Debt obligations	5,859,592	6,137,281	4,605,674	4,805,055
Interest rate protection agreements	(17,188)	(17,188)	2,923	2,923

Note 17—Segment Reporting

Statement of Financial Accounting Standard No. 131 (“SFAS No. 131”) establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected financial information about operating segments in interim financial reports issued to shareholders.

The Company has two reportable segments: Real Estate Lending and Corporate Tenant Leasing. The Company does not have any significant foreign operations. The accounting policies of the segments are the same as those described in Note 3. The Company has no single customer that accounts for more than 4.7% of annualized total revenues (see Note 11 for other information regarding concentrations of credit risk).

The Company evaluates performance based on the following financial measures for each segment (in thousands):

	Real Estate Lending	Corporate Tenant Leasing	Corporate/ Other(1)	Company Total
2005:
Total revenues(2):	$471,451	$305,419	$16,358	$793,228
Equity in earnings from joint ventures and unconcolidated subsidiaries:	—	(504)	3,520	3,016
Total operating and interest expense(3):	38,578	168,491	312,376	519,445
Net operating income(4):	432,873	136,424	(292,498)	276,799
Total long-lived assets(5):	4,661,915	3,115,361	152,114	7,929,390
Total assets:	4,708,835	3,293,048	530,413	8,532,296

2004:
Total revenues(2):	$397,843	$283,814	$4,640	$686,297
Equity in earnings from joint ventures and unconcolidated subsidiaries:	—	2,909	—	2,909
Total operating and interest expense(3):	57,673	140,224	299,059	496,956
Net operating income(4):	340,170	146,499	(294,419)	192,250
Total long-lived assets(5):	3,938,427	2,877,042	N/A	6,815,469
Total assets:	4,014,967	3,068,242	137,028	7,220,237

2003:
Total revenues(2):	$337,090	$225,981	$1,718	$564,789
Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries:	—	(2,019)	(2,265)	(4,284)
Total operating and interest expense(3):	90,648	114,583	98,726	303,957
Net operating income(4):	246,442	109,379	(99,273)	256,548
Total long-lived assets(5):	3,694,709	2,535,885	N/A	6,230,594
Total assets:	3,802,714	2,729,716	128,160	6,660,590

Explanatory Notes:

(1)             Corporate and Other represents all corporate level items, including general and administrative expenses and any intercompany eliminations necessary to reconcile to the consolidated Company totals. This caption also includes the Company’s servicing business and timber operations which are not considered material separate segments.

(2)             Total revenues represents all revenues earned during the period from the assets in each segment. Revenue from the Real Estate Lending business primarily represents interest income and revenue from the Corporate Tenant Leasing business primarily represents operating lease income.

(3)             Total operating and interest expense represents provision for loan losses for the Real Estate Lending business and operating costs on CTL assets for the Corporate Tenant Leasing business, as well as interest expense and loss on early extinguishment of debt specifically related to each segment. Interest expense on unsecured notes and the unsecured and secured revolving credit facilities, general and administrative expense and general and administrative-stock-based compensation is included in Corporate and Other for all periods. Depreciation and amortization of $71.5 million, $62.9 million and $49.1 million for the years ended December 31, 2005, 2004 and 2003, respectively, are included in the amounts presented above.

(4)             Net operating income represents income before minority interest, income from discontinued operations and gain from discontinued operations.

(5)             Total long-lived assets is comprised of Loans and other lending investments, net and Corporate tenant lease assets, net, for each respective segment.

Note 18—Quarterly Financial Information (Unaudited)

The following table sets forth the selected quarterly financial data for the Company (in thousands, except per share amounts).

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
2005:
Revenue	$196,437	$220,863	$196,645	$179,283
Net income	80,320	58,535	78,739	70,319
Net income allocable to common shareholders	68,032	46,778	66,484	58,256
Net income per common share—basic	$0.60	$0.41	$0.59	$0.52
Weighted average common shares outstanding—basic	113,107	112,835	112,624	111,469
2004:
Revenue	$184,369	$171,227	$171,717	$158,984
Net income (loss)	127,442	85,102	83,019	(35,116)
Net income (loss) allocable to common shareholders	114,997	73,331	71,276	(53,811)
Net income (loss) per common share—basic	$1.03	$0.66	$0.64	$(0.50)
Weighted average common shares outstanding—basic	111,402	111,230	110,695	107,468

Note 19—Subsequent Events

Capital Market and Hedging Transactions—On February 15, 2006, The Company issued $500 million 5.65% Senior Notes due 2011 and $500 million 5.875% Senior Notes due 2016.  The Company used the proceeds to repay outstanding balances on its unsecured revolving credit facility.  In connection with the issuance of these notes, the Company settled four forward-starting swaps that were entered into in May and June of 2005.

Ratings Upgrades—On February 9, 2006, S&P upgraded the Company’s senior unsecured debt rating to BBB from BBB- and raised the ratings on our preferred stock to BB+ from BB. On February 7, 2006, Moody’s upgraded the Company’s senior unsecured debt rating to Baa2 from Baa3 and raised the ratings on our preferred stock to Ba1 from Ba2. On January 19, 2006, Fitch Ratings upgraded the Company’s senior unsecured debt rating to BBB from BBB- and raised our preferred stock rating to BB+ from BB. The upgrades were primarily a result of the Company’s further migration to an unsecured capital structure, including the recent repayment of the STARs Notes.

Due to the Company achieving upgrades from S&P and Moody’s, the interest rate on the Company’s unsecured credit facility will decrease to LIBOR + 0.70% per annum and the annual facility will decrease to 15 basis points.

Secured Credit Facility Activity—On January 9, 2006, the Company extended the maturity on its secured revolving credit facility to January 2008, reduced its capacity from $700 million to $500 million and lowered its interest rates to LIBOR + 1.00%–2.00% from LIBOR + 1.40%–2.15%.